As filed with the Securities and Exchange Commission on September 7, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

Under

The Securities Act of 1933

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-2958132

(I.R.S. Employer Identification Number)

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

(610) 265-3229

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur H. Miller

Executive Vice President and General Counsel

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Telephone: (610) 491-7000

Facsimile: (610) 265-1730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Francis E. Dehel, Esquire

Yelena M. Barychev, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Telephone: (215) 569-5500

Facsimile: (215) 569-5555

As Soon as Practicable After the Effective Date of This Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
2.50% Convertible Senior Notes due 2027	$150,000,000	(1)	100	%(2)	$150,000,000	$4,605
Common Stock, par value $0.01 per share	6,157,635	(3)	—		—	(4)

(1)	Represents the aggregate principal amount at maturity of 2.50% Convertible Senior Notes due 2027 (the “Notes”) originally issued by the registrant on July 2, 2007 and July 5, 2007.
(2)	Equals the aggregate principal amount of the Notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Represents the number of shares of common stock issuable upon conversion of the Notes registered hereby at the maximum rate of 41.0509 shares of common stock per $1,000 principal amount of the Notes. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the Notes as a result of the anti-dilution provisions contained therein. This Registration Statement also covers the Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, which are presently attached to and trade with the Common Stock of the registrant.
(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated September 7, 2007

$150,000,000 2.50% Convertible Senior Notes due 2027

6,157,635 Shares of Common Stock Issuable upon Conversion of the Notes

On July 2, 2007 and July 5, 2007, we sold $150,000,000 in aggregate principal amount of 2.50% convertible senior notes due 2027, referred to as the “notes” or “2.5% notes,” in a private placement. This prospectus relates to the resale by various selling securityholders of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from these resales.

The notes will mature on June 1, 2027. Holders may, at their option, convert their notes into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and at any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, if any of the following conditions is satisfied: (i) the trading price of the notes falls below a specified threshold for a specified time period; (ii) the price of the common stock reaches a specific threshold; (iii) in connection with the occurrence of certain specified corporate events and transactions as described in this prospectus or (iv) if we call the notes for redemption. Regardless of these conditions, holders may convert their notes at any time on or after March 1, 2014 and prior to the close of business on the scheduled trading day immediately preceding June 8, 2014, and on or after March 1, 2027 and prior to the close of business on the scheduled trading day immediately preceding the maturity date.

On September 6, 2007, the last reported sale price for the common stock on the NASDAQ Global Select Market was $22.95 per share. The common stock is listed under the symbol “GSIC”.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock at our election. If we elect to deliver consideration other than shares of our common stock upon conversion, the amount of consideration that we deliver will be based on a daily conversion value (as described below) calculated on a proportionate basis for each VWAP trading day (as defined below) of the relevant 20 VWAP trading day observation period. At any time on or prior to the 25th scheduled trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation by delivering cash for the principal amount of the notes and, if applicable, shares of our common stock for any amount in excess thereof. The initial conversion rate for the notes is 33.3333 shares of common stock per each $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $30.00 per share. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if certain “makewhole fundamental change” (as defined below) events occur on or prior to June 1, 2014, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such a makewhole fundamental change.

We will pay interest on the notes on June 1 and December 1 of each year. The first interest payment will be made on December 1, 2007. The notes are issued only in denominations of $1,000.

The notes are our general unsecured obligations and rank equally with all of our existing and future unsubordinated debt, including the 3% convertible notes due 2025, and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral. As of June 30, 2007, we had $57.5 million of indebtedness equal in right of payment to the notes and our subsidiaries had $135.1 million of outstanding liabilities, including trade and other payables, which are structurally senior in right of payment to the notes. For a more detailed description of the notes, see “Description of the Notes” beginning on page 37.

At any time on or after June 8, 2014, we may, subject to certain conditions, redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. You have the option, subject to certain conditions, to require us to repurchase any notes held by you on June 1, 2014, June 1, 2017 and June 1, 2022, and in the event of a “fundamental change,” as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

The notes are evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, referred to as “DTC.” Except as described in this prospectus, beneficial interests in the global notes are shown on, and transfers of the notes are effected only through, records maintained by DTC and its direct and indirect participants.

The notes are not listed, and we do not intend to apply for listing of the notes, on any securities exchange or for inclusion of the notes in any automated quotation system. The notes issued and sold in the private placement are eligible for trading in The PORTAL® Market operated by the NASDAQ Stock Market LLC. However, any notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTAL® Market.

You should consider carefully risks that are described in the “ Risk Factors” section of this prospectus beginning on page 9 before investing in the notes or shares of our common stock issuable upon conversion of the notes.

Neither the Securities and Exchange Commission, referred to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

As used in this prospectus, “GSI,” “company,” “we,” “our,” “ours” and “us” refer to GSI Commerce, Inc. and its subsidiaries and their respective predecessors in interest, except where the context otherwise requires or as otherwise indicted.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. The selling securityholders are not making an offer to sell any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor the sale of the notes or shares of common stock issuable upon conversion of the notes means that information contained or incorporated by reference in the prospectus is correct after the date of this prospectus. You should assume that the information contained in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of this prospectus. The financial condition, results of operations, business and prospects of us and our subsidiaries may have changed since that date.

Partner Disclaimer

Although we refer to the retailers, branded manufacturers, entertainment companies and professional sports organizations for which we develop and operate e-commerce businesses as our “partners,” we do not act as an agent or legal representative for any of our partners. We do not have the power or authority to legally bind any of our partners. Similarly, our partners do not have the power or authority to legally bind us. In addition, we do not have the types of liabilities for our partners that a general partner of a partnership would have.

i

FORWARD-LOOKING STATEMENTS

All statements made in this prospectus, other than statements of historical fact, are forward-looking statements, as defined under federal securities law. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include:

•	the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our partners operate;

•	changes affecting the Internet and e-commerce;

•	our ability to develop and maintain relationships with strategic partners and suppliers and the timing of our establishment, extension or termination of our relationships with strategic partners;

•	our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally;

•	our ability to attract and retain qualified personnel; and

•	our ability to successfully integrate our acquisitions of other businesses, if any, and the performance of acquired businesses.

More information about potential factors that could affect us are described under the heading “Risk Factors” in this prospectus. We expressly disclaim any intent or obligation to update these forward-looking statements.

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PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors beginning on page 9 and the financial statements incorporated by reference into this prospectus.

Our fiscal year ends on the Saturday nearest the last day of December. References to fiscal 2002, fiscal 2003, fiscal 2004, fiscal 2005 and fiscal 2006 refer to the years ended December 28, 2002, January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006, respectively. References to fiscal 2007 refer to the year ending December 29, 2007.

This prospectus and the reports filed with the SEC that are incorporated by reference in this prospectus include statistical data regarding the Internet retailing industry. Although we believe these industry sources are reliable, we have not independently researched or verified this information. Accordingly, investors should not place undue reliance on this information.

BUSINESS

We are a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses both domestically and internationally. We either operate, or have agreements to operate, all or portions of the e-commerce businesses for more than 60 partners in 13 retail merchandise categories, including Bath & Body Works®, Dick’s Sporting Goods®, Estee Lauder/Gloss.com®, Linens-n-Things®, Major League Baseball®, the NFL®, Palm®, Polo.com®, The Sports Authority® and Toys “R” Us®.

We deliver customized solutions to our partners through our integrated e-commerce platform, which is comprised of three components: technology, logistics and customer care, and marketing services. Using these components, we can develop, implement and support all aspects of a partner’s e-commerce business.

Our Partners

We operate e-commerce businesses for our partners pursuant to contractual agreements. We generally operate e-commerce businesses for our partners based on one of two models or, in some circumstances, a combination of these models. We refer to these models as the owned inventory model and the partner inventory model.

Owned Inventory Model

We select and purchase inventory from vendors, sell the inventory directly to consumers through our e-commerce platform under our partners’ names, record revenues generated from the sale by us of these products and generally pay a percentage of these revenues to the respective partners in exchange for the right to use their brand names, logos and Web site address in the operation of their e-commerce business and for their commitment to promote and advertise their e-commerce business. We have a buying organization that procures products in the following merchandise categories: sporting goods, consumer electronics and licensed entertainment products. As part of our owned inventory model, we also have business-to-business, referred to as “B-to-B,” relationships for sporting goods with several partners. In our B-to-B relationships, we generally provide a product information database that our B-to-B partners use to sell merchandise on their e-commerce sites. These partners process customer orders on their Web stores and deliver the orders to us electronically. We sell the products ordered to these partners from our inventory or through our network of drop shippers and transfer title to the partners at a predetermined price. We then send the orders to customers on behalf of these partners.

Partner Inventory Model

We operate certain aspects of our partners’ e-commerce businesses in exchange for service fees, which primarily consist of variable fees based on the value of merchandise sold or gross profit generated through our partners’ e-commerce businesses. To a lesser extent, service fees include fixed periodic payments by partners for the development and operation of their e-commerce businesses and fees related to the provision of marketing, design, development and other services. Under this partner inventory model, our partners select the merchandise to be sold, buy and own all or a portion of the inventory and provide offline marketing support. The partner is the seller of the merchandise and establishes the prices. Revenues generated from partners in this model are recorded by us as service fees.

Our objective is to grow our business by expanding the e-commerce businesses of our existing partners, by adding new partners, by expanding internationally and by generating incremental revenue from the professional services we provide.

We are a Delaware corporation organized in 1986. Our executive offices are located at 935 First Avenue, King of Prussia, Pennsylvania, 19406. Our telephone number is (610) 491-7000. Information contained on our web site or that can be accessed through our web site is not incorporated by reference in this prospectus. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

THE OFFERING

The following is not intended to be complete. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see sections “Description of the Notes” and “Description of Capital Stock,” respectively.

Issuer	GSI Commerce, Inc.

Notes Offered Hereby	$150,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2027.

Maturity Date	June 1, 2027.

Interest	2.50% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007.

Ranking	The notes are our general unsecured obligations and are:

• equal in right of payment to all of our other unsubordinated, unsecured indebtedness, including our 3% Convertible Notes due 2025, referred to as “3% convertible notes”;

• senior in right of payment to all indebtedness that is contractually subordinated to the notes;

• structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors; and

• effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of June 30, 2007:

•     GSI Commerce, Inc. had outstanding $57.5 million of unsubordinated, unsecured indebtedness, consisting of the 3% convertible notes, which indebtedness is equal in right of payment to the notes, and no subordinated indebtedness; and

• our subsidiaries had $135.1 million of liabilities outstanding, including trade and other payables, which indebtedness is structurally senior in right of payment to the notes.

The indenture for the notes does not restrict us or our subsidiaries from incurring debt or other liabilities, including secured debt. Our subsidiaries do not guarantee any of our obligations under the notes.

Conversion Rights	At any time prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and at any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, subject to prior redemption or repurchase of the notes, at the option of the holder, the notes are convertible, in whole or in part, into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 33.3333 shares of GSI common stock per $1,000 principal amount of notes (subject to adjustment in certain events), which is equivalent to an initial conversion price of approximately $30.00 per share of common stock, only under any of the following circumstances:

•     during the five business day period after any five consecutive trading day period, referred to as the “measurement period,” in which the trading price per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes for such date;

•     during any calendar quarter after the calendar quarter ending September 30, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter;

• upon the occurrence of specified corporate events described under “Description of the Notes—Conversion Rights—Conversion upon Specified Corporate Events”; or

• if we call the notes for redemption.

During the periods (i) on or after March 1, 2014 and at any time prior to the close of business on the scheduled trading day immediately preceding June 8, 2014, and (ii) on or after March 1, 2027 and at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of June 1, 2027, subject to prior redemption or repurchase of the notes, holders may convert their notes, in whole or in part, into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) regardless of the foregoing circumstances. See “Description of the Notes—Conversion Rights.”

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case as described under “Description of the Notes—Conversion Rights—Payment upon Conversion.” At any time on or prior to the 25th scheduled trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation by delivering cash for the principal amount of the notes and, if applicable, shares of our common stock for any amount in excess thereof, as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement.”

In addition, if you elect to convert your notes in connection with the occurrence of a makewhole fundamental change that occurs on or prior to June 1, 2014, subject to certain limitations, we will increase the applicable conversion rate for the notes such that you will be entitled to receive additional shares of common stock (or cash, or a combination of cash and shares of our common stock, if we so elect) upon conversion in some circumstances as described under “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change.” No adjustment to the conversion rate will be made if the stock price is less than $24.36 per share or if the stock price exceeds $100.00 per share (in each case, subject to adjustment).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) delivered to you upon conversion.

No Entitlement to Sinking Fund	The notes are not entitled to the benefit of any sinking fund.

Optional Redemption	At any time on or after June 8, 2014, we may redeem the notes for cash by giving the holders notice not more than 60 but not less than 30 days prior to the redemption date. We may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date.

Repurchase at Option of the Holder	Subject to certain exceptions, if a fundamental change (as described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs prior to maturity of the notes, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

In addition, you may require us to repurchase all or part of your notes for cash on June 1 of 2014, 2017 and 2022, respectively, at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Events of Default	Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest on the notes, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 90 days following such event of default consists exclusively of the right to receive an extension fee (as defined below) on the notes in an amount equal to 0.25% of the principal amount of the notes. The notes will automatically become due and payable in the case of certain types of bankruptcy events of defaults involving GSI but not its subsidiaries.

Absence of a Public Market for the Notes	There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. See

“Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—An active trading market may not develop for the notes, which could impair your ability to sell the notes.”

Registration Rights Agreement	Pursuant to a registration rights agreement, referred to as the “registration rights agreement,” that we entered into with Goldman, Sachs & Co., referred to as “Goldman” or the “initial purchaser,” we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC covering the resale of the notes and the underlying common stock. We have also agreed to use our commercially reasonable best efforts to cause the shelf registration statement to become effective within 180 days of July 2, 2007 and to use our commercially reasonable best efforts to keep the shelf registration statement effective until the earliest of:

• the sale of all outstanding registrable securities registered under the shelf registration statement;

•     the expiration of the period referred to in Rule 144(k) under the Securities Act of 1933, as amended, referred to as the “Securities Act,” with respect to the registrable securities held by our non-affiliates; and

• two years after the effective date of the shelf registration statement.

If certain conditions set forth in the registration rights agreement are not satisfied, we will be obligated to pay additional interest on the notes under specific circumstances. See “Description of the Notes—Registration Rights.”

Use of Proceeds	The selling securityholders will receive all of the net proceeds from the sale under this prospectus of the notes or shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales. See “Use of Proceeds.”

United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

NASDAQ Global Select Market Symbol for our Common Stock	GSIC

DTC	The notes are evidenced by global notes deposited with a custodian for and registered in the name of a nominee of DTC. Except as described in this prospectus, beneficial interests in the global notes are shown on, and transfers of the notes are effected only through, records maintained by DTC and its direct and indirect participants. See “Description of the Notes – Global Notes, Book-Entry Form.”

Risk Factors	You should consider carefully risks that are described in the “Risk Factors” section of this prospectus beginning on page 9 before investing in the notes or shares of our common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Six Months Ended	Fiscal Year Ended
	June 30, 2007	December 30, 2006	December 31, 2005	January 1, 2005	January 3, 2004	December 28, 2002
	(in thousands)
Total earnings (losses) and fixed charges	$(8,619)	$14,565	$6,769	$1,316	$(11,156)	$(28,706)
Fixed charges	3,249	4,860	3,749	1,653	731	2,103
Ratio of earnings to fixed charges	n/a	3.00	1.81	n/a	n/a	n/a

For purposes of computing the ratio of earnings to fixed charges, total earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and loss from equity investees plus fixed charges minus minority interests in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rent expense that we believe to be representative of interest. Earnings were not sufficient to cover fixed charges by $11.9 million, $0.3 million, $11.9 million and $30.8 million for the six months ended June 30, 2007 and for the fiscal years 2004, 2003 and 2002, respectively.

RISK FACTORS

An investment in the notes and our common stock involves various material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors together with other information included in, or incorporated by reference into, this prospectus. If any of these risks occur, our business could be materially harmed. In these circumstances, the price of our securities could decline, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks not necessarily known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

Risks Related to Our Business

Our future success cannot be predicted based upon our limited operating history.

Compared to certain of our current and potential competitors, we have a relatively short operating history. In addition, the nature of our business and the e-commerce industry in which we operate has undergone rapid development and change since we began operating in e-commerce. Accordingly, it is difficult to predict whether we will be successful. Thus, our chances of financial and operational success should be evaluated in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business with limited history in a relatively rapidly changing industry. If we are unable to address these issues, we may not be financially or operationally successful.

Our failure to manage growth and diversification of our business could harm us.

We are continuing to grow and diversify our business both in the United States and internationally. As a result, we must expand and adapt our operational infrastructure and increase the number of our personnel in certain areas. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These enhancements and improvements are likely to be complex and will require significant capital expenditures and allocation of valuable management resources. If we are unable to adapt our systems in a timely manner to accommodate our growth, our business may be adversely affected.

We have an accumulated deficit and may incur additional losses.

Although we recorded net income in the last two fiscal years, we incurred net losses in the previous four fiscal years and the first six months of fiscal 2007 while operating our business. As of the end of fiscal 2006, we had an accumulated deficit of $120.3 million and as of the end of the second quarter of fiscal 2007, we had an accumulated deficit of $127.7 million. We may not generate sufficient revenue and gross profit from our existing partners, add an appropriate number of new partners or adequately control our expenses. If we fail to do this, we may not be able to maintain profitability.

We will continue to incur significant operating expenses and capital expenditures as we seek to:

•	launch new partners;

•	enhance our fulfillment capabilities and increase fulfillment capacity;

•	develop new technologies and features to improve our partners’ e-commerce businesses;

•	enhance our customer care center capabilities to better serve customers’ needs and increase customer care capacity;

•	improve our marketing and design capabilities;

•	increase our general and administrative functions to support our growing operations;

•	continue our business development, sales and marketing activities; and

•	make strategic or opportunistic acquisitions of complementary or new businesses or assets or internally develop new business initiatives.

If we incur expenses at a greater pace than our revenues, we could incur additional losses.

We may in the future need additional debt or equity financing to continue our growth. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

We have funded the growth of our e-commerce business primarily from the sale of equity securities and through the issuance of convertible notes. If our cash flows are insufficient to fund our growth, we may in the future need to seek additional equity or debt financings or reduce costs. Further, we may not be able to obtain financing on satisfactory terms or it may not be available when needed, or at all. Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock. In addition, the terms of these securities could impose restrictions on our operations.

Seasonal fluctuations in sales cause wide fluctuations in our quarterly results.

We have experienced and expect to continue to experience seasonal fluctuations in our revenues. These seasonal patterns have caused and will continue to cause quarterly fluctuations in our operating results. Our results of operations historically have been seasonal primarily because consumers increase their purchases on our partners’ e-commerce businesses during the fourth quarter holiday season.

Our fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate percentage of our total annual revenues. For fiscal 2006 and fiscal 2005, 42.4% and 40.5% of our annual net revenues were generated in our fiscal fourth quarter, respectively. Since fiscal 1999, we have not generated net income in any fiscal quarter other than a fiscal fourth quarter. If our revenues are below seasonal expectations during the fourth fiscal quarter or if we do not execute operationally, our operating results could be below the expectations of securities analysts and investors. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel, customer care operations, fulfillment operations, information technology capacity and shipment activities and may cause a shortfall in revenues compared to expenses in a given period.

In addition, if too many consumers access our partners’ e-commerce businesses within a short period of time due to increased holiday or other demand or if we inaccurately forecast consumer traffic, we may experience system interruptions that make our partners’ e-commerce businesses unavailable or prevent us from transmitting orders to our fulfillment operations, which may reduce the volume of goods we sell as well as the attractiveness of our partners’ e-commerce businesses to consumers. In anticipation of increased sales activity during our fourth fiscal quarter, we and our partners increase our inventory levels. If we and our partners do not increase inventory levels for popular products in sufficient amounts or are unable to restock popular products in a timely manner, we and our partners may fail to meet customer demand which could reduce the attractiveness of our partners’ e-commerce businesses. Alternatively, if we overstock products, we may be required to take significant inventory markdowns or write-offs, which could reduce profits.

We have expanded into new categories and may expand into additional new categories in the future. If we do not successfully execute on the expansion of our operations into these new categories, our growth could be limited.

While we have operated in e-commerce since 1999, we did not expand beyond the sporting goods category until 2001. Since 2001, our operations have expanded into 13 categories. Each category in which we operate requires unique capabilities and experience and increases the complexity of our business. If we are unable to generate sufficient revenue in a category, we may not be able to cover the incremental staffing and expenses required to support the unique capabilities required by that category. If we do expand into new categories, there can be no assurance that we will do so successfully.

Consumers are constantly changing their buying preferences. If we fail to anticipate these changes and adjust our inventory accordingly, we could experience lower sales, higher inventory markdowns and lower margins for the inventory that we own.

Our success depends, in part, upon our ability and our partners’ ability to anticipate and respond to consumer trends with respect to products sold through the e-commerce businesses we operate. Consumers’ tastes are subject to frequent and significant changes. In order to be successful, we and our partners must accurately predict consumers’ tastes and avoid overstocking or understocking products. If we or our partners fail to identify and respond to changes in merchandising and consumer preferences, sales on our partners’ e-commerce businesses could suffer and we or our partners could be required to mark down unsold inventory. This would depress our profit margins. In addition, any failure to keep pace with changes in consumers’ tastes could result in lost opportunities which could reduce sales.

High merchandise returns or shrinkage rates could adversely affect our business, financial condition and results of operations.

We cannot be assured that inventory loss and theft, or “shrinkage,” and merchandise returns will not increase in the future. If merchandise returns are significant, or our shrinkage rate increases, our revenues and costs of operations could be adversely affected.

Our growth depends, in part, on our ability to add and launch new partners on a timely basis and on favorable terms and to extend the length of existing partner agreements on favorable terms.

Key elements of our growth strategy include adding new partners, extending the length of existing partner agreements on favorable terms and growing the business of our existing partners. If we are unable to add our targeted amount of new business, partners with good reputations or new partners on favorable terms, our growth may be limited. If we are unable to add and launch new partners within the time frames projected by us, we may not be able to achieve our targeted results in the expected periods. In addition, our ability to add new partners and retain and renew existing partners depends on the quality of the services we provide and our reputation. To the extent that we have difficulties with the quality of the services we provide or have operational issues that adversely affect our reputation, it could adversely impact our ability to add new partners, retain and renew existing partners and grow the business of our existing partners. Because competition for new partners is intense, we may not be able to add new partners on favorable terms, or at all. Further, our ability to add new partners on favorable terms is dependent on our success in building and retaining our sales organization and investing in infrastructure to serve new partners.

Our success is tied to the success of the partners for which we operate e-commerce businesses.

Our success is substantially dependent upon the success of the partners for which we operate e-commerce businesses. The retail business is intensely competitive. If our partners were to have financial difficulties or seek protection from their creditors or if they were to suffer impairment of their brand, it could adversely affect our ability to maintain and grow our business. Our business could also be adversely affected if our partners’ marketing, brands or retail stores are not successful or if our partners reduce their marketing or number of retail stores. Additionally, a change in management at our partners could adversely affect our relationship with those partners and our revenue from our agreements with those partners. As a result of our relationship with certain of our partners, these partners identify, buy and bear the financial risk of inventory obsolescence for their corresponding web stores and merchandise. As a result, if any of these partners fails to forecast product demand or optimize or maintain access to inventory, we would receive reduced service fees under the agreements and our business and reputation could be harmed.

We enter into contracts with our partners. In fiscal 2006, we derived 52.9% of our revenue and 40.5% of our gross profit from five partners’ e-commerce businesses. If we do not maintain good working relationships with our partners, or perform as required under these agreements, it could adversely affect our business.

The contracts with our partners establish complex relationships between our partners and us. We spend a significant amount of time and effort to maintain our relationships with our partners and address the issues that from time to time may arise from these complex relationships. For fiscal 2006, sales to customers through one of our partner’s e-commerce businesses accounted for 14.9% of our revenue, sales to customers through another one of our partner’s e-commerce businesses accounted for 13.9% of our revenue. For fiscal 2006, sales through our top five partners’ e-commerce businesses accounted for 52.9% of our revenue or 40.5% of our gross profit. For fiscal 2005, sales to customers through one of our partner’s e-commerce businesses accounted for 25.6% of our revenue, sales through another one of our partner’s e-commerce businesses accounted for 12.8% of our revenue. For fiscal 2005, sales through our top five partners’ e-commerce businesses accounted for 61.3% of our revenue or 45.0% of our gross profit. Our partners could decide not to renew their agreements at the end of their respective terms. Additionally, if we do not perform as required under these agreements, our partners could seek to terminate their agreements prior to the end of their respective terms or seek damages from us. Loss of our existing partners, particularly our major partners, could adversely affect our business, financial condition and results of operations.

We and our partners must develop and maintain relationships with key manufacturers to obtain a sufficient assortment and quantity of quality merchandise on acceptable commercial terms. If we or our partners are unable to do so, it could adversely affect our business, results of operations and financial condition.

For the e-commerce businesses for which we own inventory, we primarily purchase products from the manufacturers and distributors of the products. For the e-commerce businesses for which our partners own inventory, our partners typically purchase products from the manufacturers and distributors of products or source their own products. If we or our partners are unable to develop and maintain relationships with these manufacturers, distributors or sources, we or our partners may be unable to obtain or continue to carry a sufficient assortment and quantity of quality merchandise on acceptable commercial terms and our partners’ e-commerce businesses and our business could be adversely impacted. We do not have written contracts with some of our manufacturers, distributors or sources. During fiscal 2006, we purchased 28.6% of the total amount of inventory we purchased from one manufacturer. In addition, during fiscal 2005, we purchased 40.0% of the total amount of inventory we purchased from the same manufacturer. While we have a contract with this manufacturer, this manufacturer and other manufacturers could stop selling products to us or our partners and may ask us or our partners to remove their products or logos from our partners’ Web sites. If we or our partners are unable to obtain products directly from manufacturers, especially popular brand manufacturers, we or our partners may not be able to obtain the same or comparable merchandise in a timely manner or on acceptable commercial terms.

From time to time, we may acquire or invest in other companies. There are risks associated with potential acquisitions and investments and we may not achieve the expected benefits of future acquisitions and investments.

If we are presented with opportunities that we consider appropriate, we may make investments in complementary companies, products or technologies or we may purchase other companies. We may not realize the anticipated benefits of any investment or acquisition. We may be subject to unanticipated problems and liabilities of acquired companies. We may not be able to assimilate successfully the additional personnel, operations, acquired technology or products or services into our business. Any acquisition may strain our existing financial and managerial controls and reporting systems and procedures. If we do not successfully integrate any acquired business, the expenditures on integration efforts will reduce our cash position without us being able to realize the expected benefits of the acquisition. In addition, key personnel of an acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Further, the physical expansion in facilities that could occur as a result of any acquisition may result in disruptions that could seriously impair our business. Finally, we may have to use our cash resources, incur debt or issue additional equity securities to pay for other acquisitions or investments, which could increase our leverage or be dilutive to our stockholders.

We plan to continue to expand our business internationally which may cause our business to become increasingly susceptible to numerous international business risks and challenges. We have limited experience in international operations.

We believe that the current globalization of the economy requires businesses to consider pursuing international expansion. We ship certain products to Canada and other countries. In addition, in January 2006, we completed the acquisition of Aspherio, a Barcelona, Spain-based provider of outsourced e-commerce solutions, now known as GSI Commerce Europe. Because our growth strategy involves expanding our business internationally, we intend to continue to expand our international efforts. However, we have limited experience in international business, and we cannot assure you that our international expansion strategy will be successful. To date, however, our international business activities have been limited. Our lack of a track record outside the United States increases the risks described below. In addition, our experience in the United States may not be relevant to establishing a business outside the United States. Accordingly, our international expansion strategy is subject to significant execution risk, and we cannot assure you that our strategy will be successful. For the year ended December 30, 2006, substantially all our net revenues, operating results and assets were in the United States.

International expansion is subject to inherent risks and challenges that could adversely affect our business, including:

•	the need to develop new supplier and manufacturer relationships, particularly because major manufacturers may require that our international operations deal with local distributors;

•	compliance with international legal and regulatory requirements and tariffs;

•	managing fluctuations in currency exchange rates;

•	difficulties in staffing and managing foreign operations;

•	greater difficulty in accounts receivable collection;

•	potential adverse tax consequences;

•	uncertain political and economic climates;

•	potentially higher incidence of fraud;

•	price controls or other restrictions on foreign currency; and

•	difficulties in obtaining export and import licenses and compliance with applicable export controls.

Any negative impact from our international business efforts could negatively impact our business, operating results and financial condition as a whole. In addition, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced revenues and/or gross margins from non-dollar-denominated international sales.

In addition, if we further expand internationally, we may face additional competition challenges. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local customer. In addition, governments in foreign jurisdictions may regulate e-commerce or other online services in such areas as content, privacy, network security, copyright, encryption, taxation, or distribution. We also may not be able to hire, train, motivate and manage the required personnel, which may limit our growth in international market segments.

In addition, compliance with foreign and U.S. laws and regulations that are applicable to our international operations is complex and may increase our cost of doing business in international jurisdictions, and our international operations could expose us to fines and penalties if we fail to comply with these regulations. These laws and regulations include import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. Any violations of such laws could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products and services to one or more countries, and could also materially damage our reputation, our international expansion efforts, our business and our operating results.

We rely on our ability to enter into marketing and promotional agreements with online services, search engines, comparison shopping sites, affiliate marketers and other Web sites to drive traffic to the e-commerce businesses we operate. If we are unable to enter into or properly develop these marketing and promotional agreements, our ability to generate revenue could be adversely affected. In addition, new technologies could block our ads and manipulate web search results, which could harm our business.

We have entered into marketing and promotional agreements with search engines, comparison shopping sites, affiliate marketers and other Web sites to provide content, advertising banners and other links to our partners’ e-commerce businesses. We rely on these agreements as significant sources of traffic to our partners’ e-commerce businesses and to generate new customers. If we are unable to maintain these relationships or enter into new agreements on acceptable terms, our ability to attract new customers could be harmed. Further, many of the parties with which we may have online advertising arrangements provide advertising services for other marketers of goods. As a result, these parties may be reluctant to enter into or maintain relationships with us. In addition, technologies may be developed that can block the display of our ads and could harm our ability to contact customers. Further, “index spammers” who develop ways to manipulate web search results could reduce the traffic that is directed to our partners’ e-commerce businesses. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may limit our partners’ and our ability to maintain market share and revenue.

In addition, we contact customers through e-mail. Our ability to contact customers through e-mail could be harmed and our business may be adversely affected if we mistakenly end up on SPAM lists, or lists of entities that have been involved in sending unwanted, unsolicited e-mails.

If we experience problems in our fulfillment operations, our business could be adversely affected.

Although we operate our own fulfillment centers, we rely upon multiple third parties for the shipment of our products. We also rely upon certain vendors to ship products directly to consumers. As a result, we are subject to the risks associated with the ability of these vendors and other third parties to successfully and in a timely manner fulfill and ship customer orders. The failure of these vendors and other third parties to provide these services, or the termination or interruption of these services, could adversely affect the satisfaction of consumers, which could result in reduced sales by our partners’ e-commerce businesses. In addition, if third parties were to increase the prices they charge to ship our products, and we passed these increases on to consumers, consumers might choose to buy comparable products locally to avoid shipping charges.

Under some of our partner agreements, we maintain the inventory of our partners in our fulfillment centers. Our failure to properly handle and protect such inventory could adversely affect our relationship with our partners.

In addition, because it is difficult to predict demand, we may not manage our fulfillment centers in an optimal way, which may result in excess or insufficient inventory or warehousing, fulfillment, and distribution capacity. We may be unable to adequately staff our fulfillment centers. As we continue to add fulfillment and warehouse capability or add new partners with different fulfillment requirements, our fulfillment network becomes increasingly complex and operating it becomes more challenging. In addition, our financial systems and equipment are complex and any additions, changes or upgrades to these systems or equipment could cause disruptions that could harm our business.

A disruption in our operations could materially and adversely affect our business, results of operations and financial condition.

Any disruption to our operations, including system, network, telecommunications, software or hardware failures, and any damage to our physical locations, could materially and adversely affect our business, results of operations and financial condition.

Our operations are subject to the risk of damage or interruption from:

•	fire, flood, hurricane, tornado, earthquake or other natural disasters;

•	power losses and interruptions;

•	Internet, telecommunications or data network failures;

•	physical and electronic break-ins or security breaches;

•	computer viruses;

•	acts of terrorism; and

•	other similar events.

If any of these events occur, it could result in interruptions, delays or cessations in service to customers of our partners’ e-commerce businesses and adversely impact our partners’ e-commerce businesses. These events could also prevent us from fulfilling orders for our partners’ e-commerce businesses. Our partners might seek significant compensation from us for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for us to address and damaging to our reputation.

Our primary data centers are located at two facilities of a third-party hosting company. We do not control the security, maintenance or operation of these facilities, which are also susceptible to similar disasters and problems.

Our insurance policies may not cover us for losses related to these events, and even if they do, may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption of the availability of our partners’ e-commerce businesses could reduce the attractiveness of our partners’ e-commerce businesses to consumers and result in reduced revenues, which could materially and adversely affect our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services and proprietary technology and systems may become obsolete.

The Internet and e-commerce are constantly changing. Due to the costs and management time required to introduce new services and enhancements, we may be unable to respond to rapid technological changes in a timely enough manner to avoid our services becoming uncompetitive. To remain competitive, we must continue to enhance and improve the functionality and features of our partners’ e-commerce businesses. If competitors introduce new services using new technologies or if new industry standards and practices emerge, our partners’ existing e-commerce businesses and our services and proprietary technology and systems may become uncompetitive and our ability to attract and retain customers and new partners may be at risk.

Developing our e-commerce platform offering, our partners’ e-commerce businesses and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or fail to adapt our e-commerce platform, our partners’ e-commerce businesses and our technology to meet the requirements of partners and customers or emerging industry standards. In addition, the new technologies may be challenging to develop and implement and may cause us to incur substantial costs. Additionally, the vendors we use for our partners’ e-commerce businesses may not provide the level of service we expect or may not be able to provide their product or service to us on commercially reasonable terms, if at all.

Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure.

Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not continue to grow for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;

•	lack of access and ease of use;

•	congestion of traffic on the Internet;

•	inconsistent quality of service and lack of availability of cost-effective, high-speed service;

•	possible disruptions, computer viruses or other damage to Internet servers or to users’ computers;

•	governmental regulation;

•	uncertainty regarding intellectual property ownership;

•	lack of access to high-speed communications equipment; and

•	increases in the cost of accessing the Internet.

As currently configured, the Internet may not support an increase in the number or requirements of users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on our partners’ Web sites could decline materially if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If any of the foregoing occurs, the number of our partners’ customers could decrease. In addition, we may be required to spend significant capital to adapt our operations to any new or emerging technologies relating to the Internet.

Consumers may be unwilling to use the Internet to purchase goods.

Our future success depends heavily upon the general public’s willingness to use the Internet as a means to purchase goods. The failure of the Internet to continue to develop as an effective commercial tool would seriously damage our future operations. If consumers are unwilling to use the Internet to conduct business, our business may not continue to grow. The Internet may not continue to succeed as a medium of commerce because of security risks and delays in developing elements of the needed Internet infrastructure, such as a reliable network, high-speed communication lines and other enabling technologies. In addition, anything that diverts our users from their customary level of usage of our websites could adversely affect our business.

Third parties may have the technology or know-how to breach the security of customer transaction data and confidential information stored on our servers. Any breach could cause customers to lose confidence in the security of our partners’ e-commerce businesses and choose not to purchase from those businesses. Our security measures may not effectively prevent others from obtaining improper access to the information on our partners’ e-commerce businesses. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt the operation of our partners’ e-commerce businesses. Concerns about the security and privacy of transactions over the Internet could inhibit our growth.

We and/or our partners may be unable to protect our and their proprietary technology and intellectual property rights or keep up with that of competitors.

Our success depends to a significant degree upon the protection of our intellectual property rights in the core technology and other components of our e-commerce platform including our software and other proprietary information and material, and our ability to develop technologies that are as good as or better than our competitors. We may be unable to deter infringement or misappropriation of our software and other proprietary information and material, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. In addition, the failure of our partners to protect their intellectual property rights, including their trademarks and domain names, could impair our operations. Our competitors could, without violating our intellectual property rights, develop technologies that are as good as or better than our technology. Protecting our intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results. Our failure to protect our intellectual property rights in our software and other information and material or to develop technologies that are as good as or better than our competitors’ could put us at a disadvantage to our competitors. These failures could have a material adverse effect on our business.

We may be subject to intellectual property claims or competition or trade practices claims that could be costly and could disrupt our business.

Third parties may assert that our business or technologies infringe or misappropriate their intellectual property rights. Third parties may claim that we do not have the right to offer certain services or products or to present specific images or logos on our partners’ e-commerce businesses, or we have infringed their patents, trademarks, copyrights or other rights. We may in the future receive claims that we are engaging in unfair competition or other illegal trade practices. We may be unsuccessful in defending against these claims, which could result in substantial damages, fines or other penalties. The resolution of a claim could also require us to change how we do business, redesign our service offering or partners’ e-commerce businesses or enter into burdensome royalty or license agreements. These license or royalty agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our insurance coverage may not be adequate to cover every claim that third parties could assert against us. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Any of these claims could also harm our reputation.

We may not be able to compete successfully against current and future competitors, which could harm our margins and our business.

The market for the development and operation of e-commerce businesses is continuously evolving and is intensely competitive. Increased competition could result in fewer successful opportunities to add partners with good reputations or new partners on favorable terms, price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, results of operations and financial condition. We often compete with in-house solutions promoted and supported by internal information technology staffs, marketing departments, merchandising groups and other internal corporate constituencies. In these situations, we compete with technology and service providers, which supply one or more components of an e-commerce solution primarily to allow the prospect or others to develop and operate the prospect’s e-commerce business in-house. When prospects are open to broader and more integrated service offerings, we compete with companies, primarily the Services Division of Amazon.com, that offer a full range of e-commerce services similar to the services we provide through our e-commerce platform. In addition, we compete with the online and offline businesses of a variety of retailers and manufacturers in our targeted categories.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing policies. They may also receive investments from or enter into other commercial relationships with larger, well-established companies with greater financial resources. Competitors in both the retail and e-commerce services industries also may be able to devote more resources to technology development and marketing than we do.

Competition in the e-commerce industry may intensify. Other companies in the retail and e-commerce service industries may enter into business combinations or alliances that strengthen their competitive positions. Additionally, there are relatively low barriers to entry into the e-commerce market. As various Internet market segments obtain large, loyal customer bases, participants in those segments may expand into the market segments in which we operate. In addition, new and expanded Web technologies may further intensify the competitive nature of online retail. The nature of the Internet as an electronic marketplace facilitates competitive entry and comparison shopping and renders it inherently more competitive than conventional retailing formats. This increased competition may reduce our sales, our ability to operate profitably, or both.

We may be subject to product liability claims that could be costly and time-consuming.

We sell products manufactured by third parties, some of which may be defective. We also sell some products that are manufactured by third parties for us. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer or manufacturer of the product. These claims may not be covered by insurance and, even if they are, our insurance coverage may not be adequate to cover every claim that could be asserted. Similarly, we could be subject to claims that customers of our partners’ e-commerce businesses were harmed due to their reliance on our product information, product selection guides, advice or instructions. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and adverse publicity and could have a negative impact on our business.

We may be liable if third parties misappropriate our customers’ personal information. Additionally, we are limited in our ability to use and disclose customer information.

Any security breach could expose us to risks of loss, litigation and liability and could seriously disrupt our operations. If third parties are able to penetrate our network or telecommunications security or otherwise misappropriate our customers’ personal information or credit card information or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could be significant. In addition, the Federal Trade Commission and state agencies regularly investigate various companies’ uses of customers’ personal information. We could incur additional expenses if new regulations regarding the security or use of personal information are introduced or if government agencies investigate our privacy practices. Further, any resulting adverse publicity arising from investigations would impact our business negatively.

Changes to credit card association fees, rules or practices could harm our business.

We must rely on banks or payment processors to process transactions, and must pay a fee for this service. From time to time, credit card associations may increase the interchange fees that they charge for each transaction using one of their cards. Our credit card processors have the right to pass any increases in interchange fees on to us as well as increase their own fees for processing. These increased fees increase our operating costs and reduce our profit margins. We are also required by our processors to comply with credit card association operating rules, and we will reimburse our processors for any fines they are assessed by credit card associations as a result of any rule violations by us. The credit card associations and their member banks set and interpret operating rules related to their credit cards. The credit card associations and/or member banks could adopt new operating rules or re-interpret existing rules that we might find difficult or even impossible to follow. As a result, we could lose our ability to give customers the option of using credit cards to fund their payments. If we were unable to accept credit card payments, our business would be seriously harmed.

Credit card fraud could adversely affect our business.

We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent transactions could increase our expenses. To date, we have not suffered material losses due to fraud. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. With respect to checks and installment sales, we generally are liable for fraudulent transactions.

If one or more states successfully assert that we should collect or should have collected sales or other taxes on the sale of our merchandise, our business could be harmed.

We currently collect sales or other similar taxes only for goods sold by us and shipped into certain states. One or more local, state or foreign jurisdictions may seek to impose historical and future sales tax obligations on us or our partners and other out-of-state companies that engage in e-commerce. In recent years, certain large retailers expanded their collection of sales tax on purchases made through affiliated Web sites. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of merchandise through the e-commerce businesses we operate.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases or we are unable or choose not to maintain sufficient insurance to mitigate the risks facing our business, our operating results may be diminished.

We contract for insurance to cover certain potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get, have very high deductibles or may not be able to acquire any insurance for certain types of business risks. In addition, we have in the past and may in the future choose not to obtain insurance for certain risks facing our business. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results will be negatively affected.

Existing or future law or regulations could harm our business or marketing efforts.

We are subject to international, federal, state and local laws applicable to businesses in general and to e-commerce specifically. Due to the increasing growth and popularity of the Internet and e-commerce, many laws and regulations relating to the Internet and online retailing are proposed and considered at the country, federal, state and local levels. These laws and regulations could cover issues such as taxation, pricing, content, distribution, access, quality and delivery of products and services, electronic contracts, intellectual property rights, user privacy and information security.

For example, at least one state has enacted, and other states have proposed, legislation limiting the uses of personal information collected online or requiring collectors of information to establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for use and disclosure of information, or provide users with the ability to access, correct and delete stored information. Even in the absence of such legislation, the Federal Trade Commission has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regulating the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our ability to collect demographic and personal information from users, which could be costly or adversely affect our marketing efforts.

The applicability of existing laws governing issues such as property ownership, intellectual property rights, taxation, libel, obscenity, qualification to do business and export or import matters could also harm our business. Many of these laws may not contemplate or address the unique issues of the Internet or online retailing. Some laws that do contemplate or address those unique issues, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could reduce our ability to operate efficiently.

The uncertainty regarding the general economy may reduce our revenues.

Our revenue and rate of growth depends on the continued growth of demand for the products offered by our partners, and our business is affected by general economic and business conditions. A decrease in demand, whether caused by changes in consumer spending or a weakening of the U.S. economy or the local economies outside of the United States where we sell products, may result in decreased revenue or growth. Terrorist attacks and armed hostilities could create economic and consumer uncertainty that could adversely affect our revenue or growth.

Our success is dependent upon our executive officers and other key personnel.

Our success depends to a significant degree upon the contribution of our executive officers and other key personnel, particularly Michael G. Rubin, chairman of the board, president and chief executive officer. Our executive officers and key personnel could terminate their employment with us at any time despite any employment agreements we may have with these employees. Due to the competition for highly qualified personnel, we cannot be sure that we will be able to retain or attract executive, managerial or other key personnel. We have obtained key person life insurance for Mr. Rubin in the amount of $9.0 million. We have not obtained key person life insurance for any of our other executive officers or key personnel.

We may be unable to hire and retain skilled personnel which could limit our growth.

Our future success depends on our ability to continue to identify, attract, retain and motivate skilled personnel which could limit our growth. We intend to continue to seek to hire a significant number of skilled personnel. Due to intense competition for these individuals from our competitors and other employers, we may not be able to attract or retain highly qualified personnel in the future. Our failure to attract and retain the experienced and highly trained personnel that are integral to our business may limit our growth. Additionally, we have experienced recent growth in personnel numbers and expect to continue to hire additional personnel in selected areas. Managing this growth requires significant time and resource commitments from our senior management. If we are unable to effectively manage a large and geographically dispersed group of employees or to anticipate our future growth and personnel needs, our business may be adversely affected.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with actions requiring indemnification under these agreements could be harmful to our business.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and partners could lose confidence in our financial reporting, which could harm our business, the trading price of our common stock and our ability to retain our current partners and obtain new partners.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on the effectiveness of our internal control over financial reporting. We have expended significant resources to comply with our obligations under Section 404 with respect to fiscal 2006. If we fail to correct any issues in the design or operating effectiveness of internal control over financial reporting or fail to prevent fraud, current and potential stockholders and partners could lose confidence in our financial reporting, which could harm our business, the trading price of our common stock and our ability to retain our current partners and obtain new partners.

Risks Related to an Investment in the Notes and our Common Stock

An active trading market may not develop for the notes, which could impair your ability to sell the notes.

There is no public trading market for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading over any automated quotation system. We cannot assure you that an active trading market will develop for the notes or that you will be able to sell your notes. Accordingly, you may be required to bear the financial risk of an investment in the notes until maturity. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect their value and trading price, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, since the value of the shares of common stock into which the notes are convertible (or, if we elect to settle conversions in cash or a combination of cash and shares of our common stock, the value of the conversion consideration of the notes) is dependent on the price of our common stock, volatile or depressed market prices for our common stock are likely to have a similar effect on the trading prices of the notes. We cannot assure you that the price of our common stock in the future will not have an adverse effect on the trading prices of the notes.

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the notes or the common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market has been volatile. During the six months ended June 30, 2007, the high and low sales price per share of our common stock ranged from $24.75 to $16.09 per share. During fiscal 2006, the high and low sales price per share of our common stock ranged from $19.52 to $10.67 per share. During fiscal 2005, the high and low sales price per share of our common stock ranged from $21.25 to $12.21 per share. We expect that the market price of our common stock may continue to fluctuate. Because the notes are convertible, at our election, into our common stock or a combination of cash and our common stock based on the trading prices of our common stock, volatility or depressed prices for our common stock could have an effect on the trading price of the notes. Holders who have received common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The price of our common stock could be adversely affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity involving our common stock. This activity could, in turn, affect the trading price of the notes.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	our performance and prospects;

•	the performance and prospects of our partners;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	general economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock, certain tender offers and exchange offers, and certain change of control transactions as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or the common stock or for third-party tender offers. See

“Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur. Also, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 41.0509 shares per $1,000 principal amount of notes in the event of a makewhole fundamental change adjustment.

The notes are unsecured and, therefore, are effectively subordinated to any secured debt we may incur.

The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to the mortgage on our headquarters site and any secured debt we may incur to the extent of the value of the collateral. As of June 30, 2007, the total amount of our outstanding secured indebtedness was $25.0 million, all of which was debt of our subsidiaries. The provisions of the indenture do not prevent us from incurring additional secured indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any secured debt may assert rights against their collateral in order to receive full payment of their debt before the assets constituting collateral may be used to pay the holders of the notes.

The notes are not guaranteed by our subsidiaries and, therefore, are structurally subordinated to all liabilities and preferred equity of our subsidiaries.

The notes are not guaranteed by any of our subsidiaries. As a result, the notes are effectively subordinated to all unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, are subject to the prior claims of such subsidiary’s creditors, including trade and other payables, but excluding intercompany indebtedness. As of June 30, 2007, our subsidiaries had outstanding liabilities of $135.1 million and did not have any outstanding preferred equity. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring indebtedness or issuing preferred equity in the future.

We may incur additional indebtedness ranking equal to the notes.

As of June 30, 2007, we had $57.5 million of debt that ranked equally with the notes. The provisions of the indenture governing the notes do not prohibit us from incurring additional indebtedness. If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

Our increased indebtedness as a result of the issuance of the notes may harm our financial condition and results of operations.

Including the notes, our total consolidated long-term debt as of June 30, 2007 was approximately $232.9 million and represented approximately 50.6% of our total capitalization. In addition, the indenture for the notes does not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences to you, because:

•	it could adversely affect our ability to satisfy our obligations under the notes;

•

an increased portion of our cash flows from operations may have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes.

As a holding company, we will rely on payments from our subsidiaries in order for us to make payments on the notes. Our ability to repay the notes depends on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company with no significant operations of our own. Because our operations are conducted through our subsidiaries, we depend on dividends, loans, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations, including payments of principal and interest on the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. See “Description of the Notes—General.”

We may not have, nor have the ability to raise, the funds necessary to repurchase the notes at a holder’s election, or upon the occurrence of a fundamental change.

If a holder elects to exercise its option to require us to repurchase notes on June 1 of 2014, 2017, and 2022, respectively, or if a fundamental change, as described under the heading “Description of the Notes—Repurchase at Option of the Holder” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” occurs prior to maturity, we may be required to repurchase all or part of the notes. We may not have enough funds to pay the repurchase price for all tendered notes. In addition, any future credit agreement or other agreements relating to our then outstanding indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might also constitute a default under the terms of our other indebtedness.

The conditional conversion features of the notes could result in your being unable to convert them, and you may not be able to sell them at a price at least equal to the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the scheduled trading day immediately preceding March 1, 2014, and during the period on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, the notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met during this period, you will not be able to convert your notes and you may not be able to sell your notes at a price at least equal to the value of our common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the conversion value is determined.

If we elect to settle conversions other than solely in shares of common stock, including making a net share settlement election, the conversion value that you will receive upon conversion of the notes will be determined on the basis of the daily VWAP prices of our common stock on the NASDAQ Global Select Market for each VWAP trading day of the relevant 20 VWAP trading day observation period beginning, subject to certain exceptions, on the third VWAP trading day following the date the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected and you will receive less consideration than expected.

The net share settlement feature of the notes and our ability to settle in cash or a combination of cash and shares of our common stock may have adverse consequences.

The net share settlement feature of the notes and our ability to settle in cash or a combination of cash and shares of our common stock, as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement” and “Description of the Notes—Conversion Rights—Payment upon Conversion,” may:

•	result in holders receiving no shares of our common stock upon conversion or fewer shares of our common stock relative to the conversion value of the notes;

•	reduce our liquidity because we will pay all or a portion of the conversion amount in cash;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

In such circumstances, upon conversion of the notes, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily conversion value” described in this prospectus for the 20 VWAP trading days that begin on, and include, the third VWAP trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the optional redemption date of the relevant notes, or prior to the maturity date of the notes, as described in this prospectus. We refer to this 20 VWAP trading day period as the “observation period.”

In such circumstances, we will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion on the third VWAP trading day immediately following the last day of the related observation period. In addition, because the consideration due upon conversion is based on the trading prices of our common stock during the observation period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, if some or all of our conversion obligation is settled in cash, the conversion of notes may significantly reduce our liquidity.

The definition of a fundamental change requiring us to repurchase the notes is limited and therefore the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” requiring us to repurchase the notes is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The notes do not have the benefit of any financial or restrictive covenants.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a fundamental change that permits holders to require us to repurchase their notes.

We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes upon a fundamental change.

The notes bear interest at a rate of 2.50% per annum. In addition, we may in certain circumstances be obligated to pay additional interest. If at any time on or prior to the 25th scheduled trading day preceding the maturity date of the notes, we irrevocably elect net share settlement, upon conversion of the notes, we will be required to pay cash and common stock, if any, based on a daily conversion value (as described under “Description of the Notes—Interest” and “Description of the Notes—Conversion Rights—Payment upon Conversion”) calculated on a proportionate basis for each day of the relevant 20 VWAP trading day observation period. Holders of notes also have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change and on other specified dates. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay interest, pay any such cash amounts to the note holders upon conversion, or make the required repurchase of the notes at the applicable time and, in such circumstances, might not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to pay interest, pay cash to the holders of notes upon conversion or make the required repurchase, as the case may be, may be prohibited or limited by law or the terms of other future debt agreements or securities. Our failure to pay such cash amounts to holders of notes or make the required repurchase, as the case may be, however, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases. See “Description of the Notes—Interest,” “Description of the Notes—Conversion Rights—Payment upon Conversion” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

The increase in the conversion rate applicable to the notes converted in connection with a makewhole fundamental change may not adequately compensate you for the lost option value of your notes as a result of such makewhole fundamental change.

If a makewhole fundamental change occurs on or prior to June 1, 2014, we will increase the conversion rate for the notes converted in connection with such makewhole fundamental change. The number of additional shares will be determined based on the date on which the makewhole fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the makewhole fundamental change as described below under “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change.” While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of such makewhole fundamental change, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the transaction constituting the makewhole fundamental change is less than $24.36 or more than $100.00, no increase in the conversion rate will be made.

Furthermore, you will not receive the additional consideration payable as a result of the increase in the conversion rate until the effective date of such makewhole fundamental change, or even later, which could be a significant period of time after the date you have tendered your notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Holders of notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

Holders of notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but are subject to all changes affecting the common stock. Holders of notes will only be entitled to rights in respect of the common stock if and when we deliver shares of common stock in exchange for their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before holders of the notes become record holders of the common stock upon conversion of the notes, such holders of notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion feature of the notes and our right to settle conversions for cash or for cash and stock, you may not be able to convert your notes when you want to and you may not receive any shares, or fewer shares than you expect, upon conversion.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash or other property to common stockholders generally will result in a deemed distribution to holders of notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a Non-U.S. Holder of notes, as this term is used under “Certain U.S. Federal Income Tax Considerations,” any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Certain U.S. Federal Income Tax Considerations.”

If we elect to deliver cash or a combination of cash and our common stock upon conversion of a note, U.S. holders will be required to recognize taxable gains.

If we elect to deliver cash or a combination of cash and our common stock upon conversion of a note, a U.S. holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. You should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain U.S. Federal Income Tax Considerations” and you are also encouraged to consult your own tax advisor prior to investing in the notes.

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock, and, therefore, the value of the notes.

As part of our growth strategy, we expect to review acquisition prospects that would offer growth opportunities. While we have no current agreements or commitments with respect to any material acquisitions, we may acquire businesses, products or technologies in the future. In the event of future acquisitions, we could:

•	use a significant portion of our available cash;

•	issue equity securities, which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	incur or assume contingent liabilities, known or unknown;

•	incur amortization expenses related to intangibles; and

•	incur large, immediate accounting write-offs.

Such actions by us could harm our results from operations and adversely affect the price of our common stock. Since the notes are convertible into our common stock, an adverse effect on the price of our common stock could have a similar effect on the value of our notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces or indicates that they may reduce their rating in the future, the market price of the notes and our common stock could be harmed.

Our operating results have fluctuated and may continue to fluctuate significantly, which may cause the market price of our common stock to be volatile.

Our annual and quarterly operating results have and may continue to fluctuate significantly due to a variety of factors, many of which are outside of our control. Because our operating results may be volatile and difficult to predict, period-to-period comparisons of our operating results may not be a good indication of our future performance. Our operating results may also fall below our published expectations and the expectations of securities analysts and investors, which likely will cause the market price of our common stock to decline significantly.

Factors that may cause our operating results to fluctuate or harm our business include but are not limited to the following:

•	our ability to obtain new partners or to retain existing partners;

•	the performance of one or more of our partner’s e-commerce businesses;

•	our and our partners’ ability to obtain new customers at a reasonable cost or encourage repeat purchases;

•	the number of visitors to the e-commerce businesses operated by us or our ability to convert these visitors into customers;

•	our and our partners’ ability to offer an appealing mix of products or to sell products that we purchase;

•	our ability to adequately develop, maintain and upgrade our partners’ e-commerce businesses or the technology and systems we use to process customers’ orders and payments;

•	the timing and costs of upgrades and developments of our systems and infrastructure;

•	the ability of our competitors to offer new or superior e-commerce businesses, services or products;

•	price competition that results in lower profit margins or losses;

•	the seasonality of our business, especially the importance of our fiscal fourth quarter to our business;

•	our inability to obtain or develop specific products or brands or unwillingness of vendors to sell their products to us;

•	unanticipated fluctuations in the amount of consumer spending on various products that we sell, which tend to be discretionary spending items;

•	the cost of advertising and the amount of free shipping and other promotions we offer;

•	increases in the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

•	our inability to manage our shipping costs on a profitable basis or unexpected increases in shipping costs or delivery times, particularly during the holiday season;

•	inflation of prices of fuel and gasoline and other raw material that impact our costs;

•	technical difficulties, system security breaches, system downtime or Internet slowdowns;

•	our inability to manage inventory levels or control inventory shrinkage;

•	our inability to manage fulfillment operations or provide adequate levels of customer care or our inability to forecast the proper staffing levels in fulfillment and customer care;

•	an increase in the level of our product returns or our inability to effectively process returns;

•

government regulations related to the Internet or e-commerce which could increase the costs associated with operating our businesses, including requiring the collection of sales tax on all purchases through the e-commerce businesses we operate; and

•	unfavorable economic conditions in general or specific to the Internet or e-commerce, which could reduce demand for the products sold through our partners’ e-commerce businesses.

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid in the foreseeable future. As a result, holders of our common stock will not receive a return, if any, on their investment unless they sell their shares of our common stock.

We are controlled by certain principal stockholders.

As of August 31, 2007, Michael G. Rubin, our chairman and chief executive officer, beneficially owned 15.7%, funds affiliated with SOFTBANK Holdings Inc., or SOFTBANK, beneficially owned 17.5%, and Liberty Media Corporation, through its subsidiary QVC, Inc. and QVC’s affiliate QK Holdings, Inc. beneficially owned approximately 19.9% of our outstanding common stock, including options to purchase common stock, which are exercisable on or before October 30, 2007. If they decide to act together, any two of Mr. Rubin, SOFTBANK, and Liberty would be in a position to exercise considerable control, and all three would be in a position to exercise complete control, over most matters requiring stockholder approval, including the election or removal of directors, approval of significant corporate transactions and the ability generally to direct our affairs. Furthermore, pursuant to stock purchase agreements, SOFTBANK and Liberty each have the right to designate up to one member of our board of directors. This concentration of ownership and the right of SOFTBANK and Liberty to designate members to our board of directors may have the effect of delaying or preventing a change in control of us, including transactions in which stockholders might otherwise receive a premium over prevailing market prices for our common stock. Furthermore, Mr. Rubin has entered into voting agreements with each of SOFTBANK and Liberty, and SOFTBANK and Liberty have entered into voting agreements with each other. The parties to these voting agreements have agreed to support the election of the directors designated by each of the other parties.

It may be difficult for a third-party to acquire us and this could depress our stock price.

Certain provisions of our amended and restated certificate of incorporation, bylaws, rights agreement and Delaware law may have the effect of discouraging, delaying or preventing transactions that involve any actual or threatened change in control. The rights issued under our rights agreement may be a substantial deterrent to a person acquiring beneficial ownership of 20% or more (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of the outstanding shares of common stock, 25.1% or more) of our common stock without the approval of our board of directors. The rights agreement would cause extreme dilution to such person.

In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from seeking to acquire control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

Because many investors consider a change of control a desirable path to liquidity, delaying or preventing a change in control of our company may reduce the number of investors interested in our common stock, which could depress our stock price.

See “—We are controlled by certain principal stockholders.”

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new securities offerings.

Future sales of our common stock, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock and the value of the notes prevailing from time to time and could impair our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons.

As of August 31, 2007, we had:

•

146,750 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2005 plan, with a weighted average exercise price of $17.86 per share, 146,376 of which are vested and presently exercisable;

•	1,632,147 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 2005 plan;

•

4,239,231 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 1996 plan, with a weighted average exercise price of $9.67 per share, 3,919,226 of which are vested and presently exercisable;

•	129,918 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 1996 plan;

•

289,750 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $3.01 per share, 89,750 of which are vested and presently exercisable;

•	a maximum of 3,874,661 shares of common stock issuable upon conversion of the 3% convertible notes; and

•	a maximum of 6,157,635 shares of common stock issuable upon conversion of the 2.5% notes.

On June 15, 2007, our shareholders approved an amendment to the 2005 equity plan to increase the number of shares of common stock authorized for issuance under that plan by 3,000,000. As of August 31, 2007, there were 3,360,113 shares available for new awards under the 2005 plan. Additionally, in the event of the cancellation, expiration, forfeiture or repurchase of any of the 4,369,149 shares of common stock that were subject to outstanding awards granted under the 1996 plan as of August 31, 2007, such shares would become available for issuance under the 2005 plan. In order to attract and retain key personnel, we may issue additional securities, including stock options, restricted stock grants and shares of common stock, in connection with our employee benefit plans, or may lower the price of existing stock options. No prediction can be made as to the effect, if any, that sale, or the availability for sale, of substantial amounts of common stock by our existing stockholders pursuant to an effective registration statement.

Conversion of our 2.5% notes and our 3% convertible notes will dilute the ownership interest of existing stockholders including holders who had previously converted their notes.

In June 2005, we issued $57.5 million principal amount of our 3% convertible notes, which are convertible into shares of our common stock. Under certain circumstances, a maximum of 6,157,635 shares of common stock could be issued upon conversion of the 2.5% notes and a maximum of 3,874,661 shares of common stock could be issued upon conversion of the 3% convertible notes, subject, in each case, to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events. The conversion of some or all of the 2.5% notes and the 3% convertible notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversions could adversely affect prevailing market prices of our common stock. In addition, the existence of the 2.5% notes and the 3% convertible notes could encourage short selling of our common stock as part of hedging strategies that could depress the price of our common stock.

Holders of our common stock are subordinated to our 3% convertible notes and other indebtedness, including our 2.5% notes.

In the event of our liquidation or insolvency, holders of common stock would receive a distribution only after payment in full of all principal and interest due to holders of our 3% convertible notes and our 2.5% notes and other creditors, and there may be little or no proceeds to distribute to holders of common stock at such time.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GSIC”. The following table shows the high and low sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	Common Stock Price
	High	Low
Fiscal 2005
First Quarter	$18.00	$12.21
Second Quarter	$17.70	$12.31
Third Quarter	$20.39	$15.49
Fourth Quarter	$21.25	$12.50
Fiscal 2006
First Quarter	$17.59	$13.60
Second Quarter	$18.23	$12.71
Third Quarter	$15.37	$10.67
Fourth Quarter	$19.52	$14.47
Fiscal 2007
First Quarter	$23.25	$16.09
Second Quarter	$24.75	$19.85
Third Quarter (through September 5, 2007)	$25.02	$19.65

As of August 31, 2007, we had approximately 1,904 stockholders of record. The last reported sales price per share for our common stock on September 6, 2007, as reported on the NASDAQ Global Select Market, was $22.95.

We have never declared or paid a cash dividend on our common stock. We currently intend to retain any future earnings to fund our growth and, therefore, do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future.

DESCRIPTION OF OTHER INDEBTEDNESS

Mortgage Note

In connection with the purchase of our new corporate headquarters, one of our wholly-owned subsidiaries entered into a $13.0 million mortgage note on June 9, 2004, collateralized by a first lien on substantially all of the assets of that subsidiary. The mortgage note has a term of ten years and six months, and bears interest at 6.32% per year. We, in accordance with the terms of the mortgage note, provided a letter of credit in the amount of $3.0 million as additional security and in fiscal 2005 completed initial capital improvements to the building reducing the letter of credit to $1.0 million in accordance with the terms of the mortgage note. In connection with our revolving credit facility, described more fully below, we are required to pledge $1.0 million of our cash equivalents as collateral for the letter of credit. This collateral is classified as restricted cash and included in other assets, net on the balance sheet as of June 30, 2007. The letter of credit may be reduced further to $0.5 million if we have positive income for fiscal years 2006, 2007 and 2008. As of June 30, 2007, the mortgage note had an aggregate outstanding principal balance of $12.6 million , with $0.2 million classified as current and $12.4 million classified as long-term.

Capital Lease Facility

We have a $15.0 million capital lease facility with a bank. Borrowings under the capital lease facility are used to finance equipment in our warehouses. We had $12.4 million of outstanding borrowings under the capital lease facility as of June 30, 2007. The capital lease facility has a variable interest rate until the equipment is placed in service at which time the interest rate becomes fixed. As of June 30, 2007, the floating interest rate was 6.94%. Outstanding borrowings are secured by the underlying warehouse equipment.

Revolving Credit Facility

We have a $5.0 million unsecured revolving credit facility with a bank. The credit facility also provides for the issuance of up to $5.0 million of letters of credit, which is included in the $5.0 million available under the credit facility. We may elect to have amounts outstanding under the credit facility bear interest at a LIBOR rate plus an applicable margin of 1.25% to 2.00% or the prime rate minus an applicable margin of up to 0.75%. The applicable margin is determined by the leverage ratio of funded debt to EBITDA, as defined in the credit facility.

The credit facility contains certain financial and negative covenants which we were in compliance with at June 30, 2007 and December 30, 2006. We had $602,000 of outstanding letters of credit under the credit facility as of June 30, 2007. The revolving credit facility expires in December 2007.

3% Convertible Notes Due 2025

We had $57.5 million aggregate principal amount of our 3% convertible notes outstanding as of June 30, 2007. The 3% convertible notes bear interest at 3%, payable semi-annually on June 1 and December 1. The 3% convertible notes are not guaranteed by our subsidiaries.

Holders may convert the notes into shares of our common stock at a conversion rate of 56.1545 shares per $1,000 principal amount of notes (representing a conversion price of approximately $17.81 per share), subject to adjustment, on or prior to the close of business on the business day immediately preceding May 1, 2010. Holders may convert only if (i) the trading price of the notes for a defined period is less than 103% of the product of the closing sale price of our common stock and the conversion rate or (ii) we elect to make certain distributions of assets or securities to all holders of common stock. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, which is at our election. At any time prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted with a combination of cash and shares of our common stock, which is at our election. If holders elect to convert their notes in connection with a fundamental change (any transaction or event, as defined in the indenture, whereby more than 50% of our common stock is exchanged, converted and/or acquired) that occurs on or prior to June 1, 2010, we are required to deliver shares of our common stock, cash or a combination of cash and shares of our common stock, which is at our election, inclusive of a make whole adjustment that could result in up to 11.23 additional shares issued per $1,000 principal amount of notes. This make-whole adjustment is based on the sale price of our common stock.

At any time on or after June 6, 2010, we may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding the redemption date. Holders may require us to repurchase the notes at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on June 1 of 2010, 2015 and 2020, or at any time prior to maturity upon the occurrence of a designated event.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture dated as of July 2, 2007, referred to as the “indenture,” between us and The Bank of New York, as trustee, referred to as the “trustee,” which is also the trustee under the indenture governing our 3% convertible notes. The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, referred to as the “Trust Indenture Act.” We entered into the registration rights agreement, dated as of July 2, 2007, with Goldman, pursuant to which we filed a shelf registration statement with the SEC, of which this prospectus is a part, covering the resale of the notes as well as the shares of our common stock issuable upon conversion of the notes.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read the indenture (including the form of note contained therein) and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. For purposes of this description, references to the “company,” “we,” “our” and “us” refer only to GSI Commerce, Inc. and not to its subsidiaries.

General

The notes:

•	are:

•	our general unsecured obligations;

•	equal in right of payment to all of our other unsubordinated, unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	limited to an aggregate principal amount of $150,000,000 except as set forth below;

•	will mature on June 1, 2027, referred to as the “maturity date,” unless earlier converted, redeemed or repurchased;

•	are subject to optional redemption by the company and optional repurchase at the request of the holders after certain periods;

•	are issued in denominations of $1,000 and integral multiples of $1,000; and

•

are initially represented by registered notes in global form, but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

As of June 30, 2007:

•

GSI Commerce, Inc. had outstanding $57.5 million of unsubordinated, unsecured indebtedness, consisting of the 3% convertible notes, which indebtedness is equal in right of payment to the notes, and no subordinated indebtedness; and

•	our subsidiaries had $135.1 million of liabilities outstanding, including trade and other payables, which indebtedness is structurally senior in right of payment to the notes.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries. Our subsidiaries do not guarantee any of our obligations under the notes. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—The notes are unsecured and, therefore, are effectively subordinated to any secured debt we may incur” and “—The notes are not guaranteed by our subsidiaries and, therefore, are structurally subordinated to all liabilities and preferred equity of our subsidiaries.”

All of our operations are conducted through subsidiaries. Therefore, our ability to service the notes is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. However, none of our subsidiaries are obligated to make funds available to us for payment on the notes. In addition, legal and contractual restrictions in agreements governing indebtedness, as well as the financial condition and the operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Neither we nor our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor our subsidiaries are restricted under the indenture from paying dividends, incurring debt (including secured debt) or issuing or repurchasing our securities.

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 33.3333 shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $30.00 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. In addition to our right to pay cash or a combination of cash and shares of our common stock in lieu of delivery of shares of our common stock upon conversion of notes, at any time on or prior to the 25th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect the net share settlement of the notes, in which case we will deliver cash equal to the principal portion of the notes converted and shares of our common stock to the extent that the daily conversion value exceeds such principal portion, as described below under “—Conversion Rights—Payment upon Conversion.” See also “—Conversion Rights— Irrevocable Election of Net Share Settlement.” You will not be entitled to any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined in the indenture), except under the limited circumstances described below.

We use the term “note” in this prospectus to refer to each $1,000 in principal amount of notes.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes are issued pursuant to a “qualified reopening” or are treated as issued without original issue discount for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note is treated as the owner of it for all purposes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion upon Specified Corporate Events” and “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock.”

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of, and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated the trustee as our paying agent and registrar and a corporate trust office of the trustee as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes is payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion.

Interest

The notes bear interest at a rate of 2.50% per year from July 2, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest is payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2007. We will pay additional interest, if any, under the circumstances described under “—Registration Rights.”

Interest is payable to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price,” “—Conversion upon Specified Corporate Events” and “—Conversion upon Notice of Redemption”, subject to the prior redemption or repurchase of the notes, holders may convert their notes, in whole or in part, into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 33.3333 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $30.00 per share of common stock, at any time prior to the close of business on the “scheduled trading day” (as defined below) immediately preceding March 1, 2014 and at any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027. During the periods (i) on or after March 1, 2014 and at any time prior to the close of business on the scheduled trading day immediately preceding June 8, 2014, and (ii) on or after March 1, 2027 and at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of June 1, 2027, subject to the prior redemption or repurchase of the notes, holders may convert their notes at the conversion rate regardless of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price,” “—Conversion upon Specified Corporate Events” and “—Conversion upon Notice of Redemption.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including any additional interest) on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest (including any additional interest) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have specified a redemption date or a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest (including any additional interest), if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will deliver shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect), as described under “—Payment upon Conversion” below.

If we have made the net share settlement election, the indenture requires us to pay the principal portion of the conversion consideration of the notes in cash. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including any additional interest), if any, upon the occurrence of a repurchase date or a fundamental change. Our future debt or other agreements may restrict our ability to pay the principal portion of the notes in cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash the principal portion of the notes when converted (if we have made the net share settlement election) or to repurchase the notes on a repurchase date or following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes upon a fundamental change.”

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will be required to pay that tax.

Conversion upon Satisfaction of Trading Price Condition

At any time (i) prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and (ii) on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period, referred to as the “measurement period,” in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make such determination, referred to as the “trading price condition.”

The trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per

$1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchaser; provided that if three such bids cannot reasonably be provided to the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the initial purchaser, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based on Common Stock Price

At any time (i) prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and (ii) on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Events

If we elect to:

•

distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for the distribution to subscribe for or purchase shares of our common stock at a price per share less than the average closing sale prices of our common stock for the 10 trading days preceding the declaration date of the distribution; or

•

distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 25 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

In addition, if we are party to any transaction or event described in clause (2) of the definition of “fundamental change” (as defined below), we will notify holders and the trustee of the occurrence of any such event no later than 25 scheduled trading days prior to the anticipated “effective date” (as defined below) of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from and after the 25th scheduled trading day prior to the anticipated effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such event.

If an event described in clauses (1), (3), (4) or (5) of the definition of “fundamental change” occurs, we will notify holders and the trustee of the occurrence of any such event on the effective date of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such event. In addition, if a “makewhole fundamental change” (as defined below) occurs, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion as described below under “—Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning 25 scheduled trading days prior to the anticipated effective date of such transaction and ending on the 30th scheduled trading day following the effective date of such transaction. We will notify holders and the trustee at least 25 scheduled trading days prior to the anticipated effective date of any such transaction.

Conversion upon Notice of Redemption

If we call notes for redemption, you may convert the notes until the close of business on the scheduled trading day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest (including any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including any additional interest) payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or “—Repurchase at Option of the Holder” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement

At any time on or prior to the 25th scheduled trading day prior to the maturity date, we may irrevocably elect the net share settlement of our conversion obligation with respect to the notes to be converted after the date of such election. If we make such an election, we will deliver cash equal to the principal portion of the notes converted and shares of our common stock to the extent that the daily conversion value exceeds such principal portion, as described below under “—Payment upon Conversion.” This net share settlement election is in our sole discretion and does not require the consent of the holders of the notes. We may not elect net share settlement during any period between our giving of a notice of a redemption and the corresponding redemption date.

Upon making such election, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

We may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the 25th scheduled trading day preceding the maturity date of the notes. Upon such renunciation, we will no longer have the right to elect the net share settlement of our conversion obligation and any such attempted election shall have no effect.

Payment upon Conversion

Unless we have made an irrevocable net share settlement election as described above under “—Irrevocable Election of Net Share Settlement,” in lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date.

Prior to the 25th scheduled trading day prior to the maturity date, if we have not made an irrevocable net share settlement election, we may deliver a one-time notice to the holder of the notes designating the settlement method for all conversions that occur on or after the 25th scheduled trading day prior to maturity. If we do not make such notice and we have not made an irrevocable net share settlement election, then we will settle all such conversions in shares of our common stock. If we redeem the notes, we are required to give notice of redemption to holders that will state, if we have not made an irrevocable net share settlement election, whether we have elected to settle our obligation upon conversion in cash or a combination of cash and shares of our common stock in lieu of shares of our common stock only. See “—Optional Redemption by the Company.”

If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash as a percentage of the conversion obligations or a fixed dollar amount. We will treat all holders converting on the same day in the same manner. Except for all conversions that occur on or after a notice of redemption or the 25th scheduled trading day prior to maturity, we will not, however, have any obligation to settle our conversion obligations arising on different days in the same manner. That is, we may choose on one day to settle in shares of our common stock only and choose on another day to settle in cash or a combination of cash and shares of our common stock.

The settlement amount will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver shares of our common stock to the holder of the notes (other than with respect to any additional shares you may receive, as described under “—Adjustment to Shares

Delivered upon Conversion upon Makewhole Fundamental Change”) on the third VWAP trading day after the relevant conversion date. In that case we will deliver to the holder of the notes a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the relevant conversion date (or, if the conversion date is not on a trading day, the next following trading day)).

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of the notes to be converted, on the third VWAP trading day immediately following the last day of the related observation period, cash in an amount equal to the sum of the “daily conversion value” (as defined below) for each of the 20 VWAP trading days during the related observation period.

(3) If we elect to satisfy the conversion obligation in a combination of cash and common stock other than a net share settlement as described above, we will pay either (i) an amount in cash equal to the dollar amount per $1,000 principal amount of notes specified in the notice regarding our chosen method of settlement, referred to as the “specified dollar amount,” or (ii) an amount in cash equal to a fixed percentage of the conversion obligation specified in the notice regarding our chosen method of settlement, referred to as the “specified percentage”; and deliver shares of our common stock for the remainder of our conversion obligation calculated as described below. We will settle each $1,000 in principal amount of notes being converted by delivering, on the third VWAP trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 20 VWAP trading days during the related observation period.

The “daily settlement amounts” for each of the 20 VWAP trading days during the observation period means:

•

an amount of cash equal to (i) if we specify a specified dollar amount, the lesser of (x) the quotient of the specified dollar amount and 20 and (y) the daily conversion value relating to such VWAP trading day; or (ii) if we specify a specified percentage, the product of (x) the specified percentage and (y) the daily conversion value relating to such VWAP trading day, in either case, referred to as the “daily cash amount”; and

•

if such daily conversion value exceeds the daily cash amount, a number of shares of our common stock, referred to as the “deliverable shares,” equal to (A) the difference between such daily conversion value and the daily cash amount divided by (B) the daily VWAP of our common stock for such VWAP trading day.

If we make an irrevocable net share settlement election as described above under “—Irrevocable Election of Net Share Settlement,” all subsequent conversions shall be settled in the manner described in clause (3) above, provided that for purposes of determining the daily settlement amounts, the “specified dollar amount” shall be deemed to be $1,000.

The “observation period” with respect to any note means:

•

with respect to any conversion of notes after the issuance of the notice of redemption (but only notes called for redemption in the case of a partial redemption), the 20 consecutive VWAP trading day period beginning on, and including, the first VWAP trading day after the applicable redemption date;

•

with respect to any conversion date occurring on or after the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily conversion value” means for each of the 20 consecutive VWAP trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GSIC.Q <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions following our net share settlement election or conversions settled with a combination of cash and common stock and (ii) the conversion date if we elect to settle in common stock only.

If we have made the net share settlement election, the indenture requires us to pay the principal portion of the conversion consideration of the notes in cash. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including any additional interest), if any, upon the occurrence of a repurchase date or a fundamental change. Our future debt or other agreements may restrict our ability to pay the principal portion of the notes in cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash the principal portion of the notes when converted (if we have made the net share settlement election) or to repurchase the notes on a repurchase date or following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes upon a fundamental change.”

A holder will become a record holder with respect to a number of shares of our common stock it is entitled to receive as a result of converting its notes on each VWAP trading day in the observation period with respect to a number of shares of our common stock it is entitled to receive with respect to such VWAP trading day.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may direct the conversion agent to surrender, on or prior to the second VWAP trading day following the relevant conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect), equal to the consideration due upon conversion, all as provided above under “—Payment upon Conversion,” as is designated to the conversion agent by us. By the close of business on the second VWAP trading day following the relevant conversion date, we will notify the holder surrendering its notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent that it will deliver, upon exchange, the applicable conversion consideration.

If the designated institution accepts any such notes, it will deliver the applicable conversion consideration to the conversion agent and the conversion agent will deliver such conversion consideration to the holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will convert the notes as described above under “—Payment Upon Conversion.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0	x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that will be outstanding as of the “ex-date” for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the “record date” for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR’ = CR0	x	OS0+X
OS0+Y

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex-date” for such distribution;

OS = the number of shares of our common stock outstanding immediately prior to the “record date” for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the “ex-date” for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0	x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the “ex- date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex- date” for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0	x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0	x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex-date” for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0	x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Events that Will Not Result in Adjustments. Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% (i) on each anniversary of the first date of issue of the notes, (ii) upon the occurrence of a fundamental change and any conversion in connection with a fundamental change, (iii) if the notes are called for redemption and (iv) from and after the 25th scheduled trading day prior to maturity.

Treatment of Reference Property. In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events, referred to as the “reference property,” subject to our right to elect to settle conversions, in whole or in part, in shares of common stock, cash or a combination of cash and shares of our common stock. However, if we irrevocably elect net share settlement upon conversion, you will receive reference property as follows:

•	cash up to the aggregate principal portion thereof; and

•	in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events.

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock and the rights have not separated from our common stock, you will receive, in addition to the common stock, the rights under the rights plan. If prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described under clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate. We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Select Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect. A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

Adjustment to Shares Delivered upon Conversion upon Makewhole Fundamental Change

If you elect to convert your notes in connection with a “makewhole fundamental change” (as defined below) that occurs on or prior to June 1, 2014, the conversion rate will be increased by an additional number of shares of common stock, referred to as the “additional shares,” as described below. A “makewhole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2), or (4) under the definition of fundamental change as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”; provided, however, that no increase will be made in the case of a transaction constituting a fundamental change described in clauses (1) or (2) of such definition where 90% or more of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’

appraisal rights) in such transaction consists of shares of common stock or ordinary shares or American Depositary Receipts in respect of shares of common stock or ordinary shares traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible into such shares of such common stock or ordinary shares or such American Depositary Receipts pursuant to “—Adjustment Events—Treatment of Reference Property” above (or, if we have made the net share settlement election, into cash (in respect of the principal portion) and such shares of such common stock or such American Depositary Receipts pursuant to “—Adjustment Events—Treatment of Reference Property” above. A conversion shall be deemed to be in connection with a makewhole fundamental change if such conversion occurs (i) at any time on or after the 25th scheduled trading day prior to the anticipated effective date of a “fundamental change” (as defined below) described in clause (2) of such definition, or (ii) on or after the effective date of a “fundamental change” described in clauses (1) or (4) of such definition, in each case until the related fundamental change repurchase date or, if there is no such fundamental change repurchase date, 25 scheduled trading days following the effective date of such fundamental change, as applicable.) We will notify holders and the trustee of the occurrence of any such fundamental change (i) no later than 25 scheduled trading days prior to the anticipated effective date of such transaction with respect to any transaction described in clause (2) in the definition of fundamental change and (ii) on the effective date of such transaction with respect to any event described in clauses (1) or (4) in the definition of fundamental change. We will settle conversions of notes as described below under “—Settlement of Conversions upon a Makewhole Fundamental Change.”

The number of additional shares by which the conversion rate will be increased in the event of a makewhole fundamental change will be determined by reference to the table below, based on the date on which such makewhole fundamental change occurs or becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price,” per share of our common stock at the time of such makewhole fundamental change. If holders of our common stock receive only cash consideration for their shares of common stock in connection with a makewhole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading day period ending on the trading day immediately preceding the effective date of such makewhole fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock prices and the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in the event of a makewhole fundamental change.

	$24.36	$27.50	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$60.00	$75.00	$100.00
July 2, 2007	7.71	7.22	6.15	5.30	4.62	3.60	2.89	2.37	1.68	1.08	0.58
June 1, 2008	7.71	7.05	5.95	5.09	4.41	3.39	2.70	2.20	1.54	0.99	0.54
June 1, 2009	7.71	6.80	5.67	4.79	4.10	3.10	2.43	1.96	1.36	0.87	0.47
June 1, 2010	7.71	6.51	5.33	4.43	3.74	2.75	2.11	1.68	1.14	0.73	0.40
June 1, 2011	7.71	6.10	4.87	3.94	3.24	2.29	1.70	1.32	0.88	0.55	0.30
June 1, 2012	7.71	5.57	4.25	3.29	2.60	1.71	1.21	0.91	0.59	0.38	0.21

	$24.36	$27.50	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$60.00	$75.00	$100.00
June 1, 2013	7.71	4.71	3.23	2.24	1.59	0.87	0.56	0.40	0.27	0.18	0.11
June 1, 2014	7.71	3.03	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.00 per share, subject to adjustment, no adjustments will be made in the conversion rate.

•	If the stock price is less than $24.36 per share, subject to adjustment, no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 41.0509 shares of common stock per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

In addition, if you convert your notes prior to the effective date of any makewhole fundamental change, and the makewhole fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Settlement of Conversions upon a Makewhole Fundamental Change

As described above under “—Adjustment Events—Treatment of Reference Property,” upon effectiveness of certain fundamental changes, the notes will be convertible into reference property (or cash or a combination of cash and reference property, if we so elect). If, as described above, we are required to increase the conversion rate by the additional shares as a result of a makewhole fundamental change, notes surrendered for conversion will be settled as follows:

•

If the date, referred to as the “delivery date,” on which we are otherwise required to deliver shares of common stock, cash or a combination of cash and shares of our common stock upon conversion is prior to the effective date of the makewhole fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” by delivering the number of shares of our common stock, if any, based on the applicable conversion rate in effect, in each case without regard to the number of additional shares to be added to the conversion rate as described above, on such delivery date. In addition, as soon as practicable following the effective date of the makewhole fundamental change, we will deliver the increase in such amount of common stock or of reference property deliverable in lieu of shares of our common stock, if any, as if the applicable conversion rate had been increased by such number of additional shares on the applicable conversion date (or, if applicable, during the related observation period and based upon the related daily VWAP prices during such observation period). If we have elected net share settlement and such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering common stock or reference property based on such increased number of shares; or

•

If the delivery date related to notes surrendered for conversion is on or following the effective date of the makewhole fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” based on the applicable conversion rate as increased by the additional shares described above on such delivery date.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date, referred to as the “fundamental change repurchase date,” of our choosing that is not less than 20 nor more than 30 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including any additional interest) payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) we (i) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

•

pursuant to which the consideration received by the holders of our common stock immediately prior to the transaction results in their ownership of, directly or indirectly, 50% or more of all classes of common equity of the surviving or resulting corporation immediately following such merger or consolidation; or

(3) at any time our “continuing directors” (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(5) if shares of our common stock, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (1), (2) or (3) above, and we will not be required to deliver the fundamental change repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or such other transaction otherwise constituting a fundamental change under clauses (1) or (2) above consists of shares of common stock or ordinary shares or American Depositary Receipts in respect of shares of common stock or ordinary shares traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of the completion of the merger or consolidation or such other transaction the notes become convertible into such shares of such common stock or ordinary shares or such American Depositary Receipts pursuant to “—Adjustment Events—Treatment of Reference Property” above (or cash or a combination of cash and such shares of such common stock or such American Depositary Receipts pursuant to “—Adjustment Events—Treatment of Reference Property” above, if we so elect).

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

After the occurrence of a fundamental change, but on or before the 15th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent of the occurrence of the fundamental change and of the resulting repurchase right, if any, referred to as the “fundamental change repurchase right notice.” Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

To exercise the repurchase right, you must deliver, on or before the business day immediately prior to the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we agreed under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest (including any additional interest) on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes, together with all interest payable thereon, on the business day following the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest (including additional interest), if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including additional interest), if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes upon a fundamental change.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Our future debt or other agreements may limit or prohibit our ability to repurchase any notes.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by the Company

We may not redeem the notes prior to June 8, 2014. On and after June 8, 2014, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest to, but excluding, the redemption date, to the record holder on the record date corresponding to such interest payment date and the redemption price payable to the holder who presents the note for redemption will be 100% of the principal amount of such note and will not include any interest. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date. This notice will state, among other things, if we have not made an irrevocable net share settlement election, whether we have elected to settle our obligation upon conversion in cash or a combination of cash and shares of our common stock in lieu of shares of our common stock only. If we have not made an irrevocable net share settlement election and if our notice of redemption does not indicate an election to settle our obligation in cash or a combination of cash and shares, we will settle all conversions after the giving of the notice of redemption until the redemption date in shares of our common stock. If the redemption notice is given and funds are deposited as required, interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption and such notes or portions thereof will cease to be convertible into common stock after the close of business on the business day immediately preceding the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing, or if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase at Option of the Holder

You have the right to require us to repurchase all or a portion of the notes on June 1, 2014, June 1, 2017 and June 1, 2022, each such date, referred to as a “repurchase date.” We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent, who will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable will be an amount in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest to, but excluding, the repurchase date to the record holder on the record date immediately preceding the repurchase date and the repurchase price payable to the holder who presents the note for repurchase will be 100% of the principal amount and will not include any interest.

We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

The repurchase notice given by each holder must state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the date that is two business days prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

We may be unable to repurchase the notes on a repurchase date. We may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes. If a repurchase date occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See “Risk Factors—Risks Related to an Investment in the Notes and our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes upon a fundamental change.”

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise, every right and power of ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3) failure by us to comply with our obligation to convert the notes into cash and, if applicable, shares of our common stock upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5) failure by us to comply with our notice obligations under “—Conversion Rights—Conversion upon Specified Corporate Events” or under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes;”

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15 million, and such default or acceleration has not been cured, rescinded or annulled within a period of 30 days after written notice as provided in the indenture;

(8) any judgment or judgments for the payment of money in excess of $15 million are rendered against us or one of our subsidiaries that are not waived, satisfied or discharged for any period of 30 days during which a stay of enforcement is not in effect; or

(9) certain events of bankruptcy, insolvency or reorganization of the company, referred to as the “bankruptcy provisions.”

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest (including any additional interest) on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest (including any additional interest), if any, on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest (including any additional interest), if any, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to the covenant described below in “—Reports,” will for the first 90 days after the occurrence of such event of default consist exclusively of the right, referred to as the “extension right,” to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes, referred to as the “extension fee.” If we so elect, the extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the first business day following the date on which such event of default occurs and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest (including additional interest) on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest or extension fee in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) (x) cure any ambiguity or to correct or supplement any provision that may be defective or inconsistent with any other provision, or (y) make such other provisions in regard to matters or questions arising under the indenture that (in the case of clause (y)) shall not materially adversely affect the interests of the holders;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) provide for the conversion of notes in accordance with the terms of the indenture;

(7) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained herein will not be deemed to be adverse to any holder;

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) evidence and provide for the acceptance of the appointment of a successor trustee under the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we are responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system are be deemed provided to the trustee as of the time such documents are filed via EDGAR.

In addition, we agreed that, if at any time we are not required to file with the SEC the reports described in the preceding paragraph, we will furnish to the holders of notes or any shares of our common stock issued upon conversion of the notes which continue to be “restricted securities” (as defined in the indenture) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Registration Rights

We entered into the registration rights agreement with Goldman, pursuant to which we filed the shelf registration statement, of which this prospectus is a part. In the registration rights agreement we have agreed, for the benefit of the holders of the notes and the shares issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense:

•	File with the SEC, a shelf registration statement covering resales of the registrable securities;

•	Use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after July 2, 2007; and

•

Use our commercially reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) under the Securities Act with respect to the registrable securities held by non-affiliates of the company; and (iii) two years after the effective date of the shelf registration statement.

We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of registrable securities, including this prospectus, during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period.

We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest, referred to as “additional interest,” will accrue on the notes if on or prior to the 180th day following July 2, 2007, the shelf registration statement is not declared effective.

In that case, additional interest will accrue on the notes, which are then restricted securities, from and including the day following the registration default to, but excluding, the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest began to accrue.

The rates at which additional interest will accrue will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.

In addition, additional interest will accrue on the notes, which are then restricted securities, if:

•

the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or

•

the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

In either event, additional interest will accrue at the rates described above from the 46th day of the 90-day period or the 91st day of the 12-month period until the earlier of the following:

•

the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

•

the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) under the Securities Act with respect to the registrable securities held by non-affiliates of the company; and (iii) two years after the effective date of the shelf registration statement.

Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any registrable security. In addition, in no event will a purchaser of securities in this offering be entitled to receive additional interest.

Pursuant to the registration rights agreement, each selling securityholder must indemnify us for certain losses in connection with the shelf registration statement.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Global Notes, Book-Entry Form

The notes are evidenced by global notes. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note are:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of record of the global note.

We will make payments on the global notes to Cede & Co., as the registered owner of the global notes, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent is responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in the global notes; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants are the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent has any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global notes are credited, and only in respect of the principal amount of the notes represented by the global notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking law, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note is entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of August 31, 2007, there were 46,595,326 shares of our common stock outstanding held of record by approximately 1,904 stockholders of record and no shares of preferred stock outstanding.

Common Stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of 2.5% notes will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any then outstanding preferred stock.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

No Pre-emptive or Other Rights. Other than pursuant to contractual rights described in “—Pre-emptive Rights,” holders of common stock are not entitled to pre-emptive, subscription, conversion or redemption rights.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our common stock and any participating preferred stock outstanding at that time are entitled to receive ratably our net assets available after the payment of all debts and other claims and payment of any liquidation preferences on any outstanding preferred stock.

Preferred Stock. Our board of directors may from time to time authorize the issuance of one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares of preferred stock in one or more series, establish the number of shares constituting a series, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of the preferred stockholders is required pursuant to the terms of any certificate of designation with respect to any series of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of such preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	reducing the amount of assets remaining for payment to holders of shares in the event of a liquidation of assets;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

Preferred Share Rights. We have authorized and reserved 95,000 shares of Series A Junior Participating Preferred Stock, referred to as “Series A Stock,” for issuance in connection with our stockholders’ rights plan set forth in a Rights Agreement, dated as of April 3, 2006, between us and American Stock Transfer & Trust Company, as rights agent.

On April 2, 2006, our Board of Directors declared a dividend distribution of one right, referred to as a “Right,” for each outstanding share of common stock to the stockholders of record on the close of business on April 14, 2006. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Stock, at a price of $85 per unit, subject to adjustment. However, the Rights are not exercisable unless certain events occur, such as a person or group acquiring or obtaining the right to acquire, or making a tender offer or exchange offer for, beneficial ownership of 20% or more of our outstanding common stock (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of our outstanding shares of common stock, 25.1% or more). Subject to certain exceptions, upon exercise of the Right, each holder of a Right will have the right to receive shares of our common stock, or other consideration, having a value equal to two times the exercise price of the Right. Additionally, at certain times, we have the right to redeem the Rights in whole, but not in part, at a price of $.001 per Right. The Rights will expire on April 14, 2016, unless the Rights are earlier redeemed or exchanged or expire in accordance with the terms of the Rights Agreement. As of August 31, 2007, no shares of Series A Stock were issued or outstanding.

The Rights plan is designed to enhance the Board of Directors’ ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive or unfair takeover attempt of the company is made in the future. See “—Anti-Takeover Provisions” for the description of the anti-takeover effects of the Rights plan.

The above description of the Rights, the Series A Stock and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, including the exhibits, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 3, 2006.

Warrants

As of August 31, 2007, we had warrants outstanding to purchase an aggregate of 289,750 shares of our common stock at an average weighted exercise price of $3.01 per share, 89,750 of which are vested and presently exercisable.

Shares Authorized Under Plans

We maintain equity incentive plans pursuant to which our employees (including officers), directors and consultants, may receive equity based awards. Our 2005 equity incentive plan, referred to as the “2005 plan,” replaced our 1996 equity incentive plan, referred to as the “1996 plan.” No new awards may be granted under the 1996 plan, although outstanding awards under the 1996 plan will continue to be governed by the terms of the 1996 plan.

As of August 31, 2007, we had:

•

146,750 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2005 plan, with a weighted average exercise price of $17.86 per share, 146,376 of which are vested and presently exercisable;

•	1,632,147 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 2005 plan;

•

4,239,231 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 1996 plan, with a weighted average exercise price of $9.67 per share, 3,919,226 of which are vested and presently exercisable; and

•	129,918 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 1996 plan.

On June 15, 2007, our shareholders approved an amendment to the 2005 equity plan to increase the number of shares of common stock authorized for issuance under that plan by 3,000,000. As of August 31, 2007, there were 3,360,113 shares available for new awards under the 2005 plan. Additionally, in the event of the cancellation, expiration, forfeiture or repurchase of any of the 4,369,149 shares of common stock that were subject to outstanding awards granted under the 1996 plan as of August 31, 2007, such shares would become available for issuance under the 2005 plan.

Shares of Common Stock Issuable upon Conversion of 3% Convertible Notes

In June 2005, we issued $57.5 million principal amount of our 3% convertible notes, which are convertible into shares of our common stock. Under certain circumstances, a maximum of 3,874,661 shares of common stock could be issued upon conversion of the 3% convertible notes, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events.

Shares of Common Stock Issuable upon Conversion of 2.5% Notes

In July 2007, we issued $150.0 million principal amount of our 2.5% notes, which are convertible into shares of our common stock. Under certain circumstances, a maximum of 6,157,635 shares of common stock could be issued upon conversion of the 2.5% notes, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events.

Registration Rights

The holders of approximately 19,109,850 shares of common stock have the right to require us to register their shares with the SEC so that those shares may be publicly resold, subject to conditions and limitations set forth in the respective agreements. In addition, the holders of approximately 25,311,441 shares of common stock (which includes the shares described in the preceding sentence) and the holders of options, warrants and restricted stock units to acquire an aggregate of 1,676,625 shares of common stock, upon exercise of the options or warrants or vesting of the restricted stock units, have the right to include these shares in any registration statement on a Form S-1 or S-3 that we file with the SEC, subject to conditions and limitations set forth in the respective agreements.

Pre-emptive Rights

Three of our stockholders, Comcast QIH, Inc., SOFTBANK and QK Holdings, Inc. have entered into agreements with us which provide them with pre-emptive rights with respect to new issuances of our common stock or rights to acquire our commons stock. We have received waivers related to such pre-emptive rights with respect to the private placement of the 2.5% notes and issuance of shares of common stock upon conversion of the 2.5% notes from each of these entities.

Anti-Takeover Provisions

In addition to the shares of Senior A Stock authorized in connection with our Rights plan, our certificate of incorporation provides that our board of directors may issue shares of preferred stock with voting or other rights without stockholder action.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15.0% or more of our outstanding voting stock (otherwise known as an interested stockholder); or

•

our affiliate or associate that was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10.0% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Our Rights plan, the possible issuance of preferred stock and the requirements of Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change in control of us, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The Rights plan, the possible issuance of preferred stock and the provisions of Delaware General Corporation Law could also limit the price that investors might be willing to pay in the future for shares of our common stock.

In addition, QK Holdings contractually has veto rights over our ability to execute any change of control transaction with, or sales of assets or equity to, certain specified companies or their affiliates.

Limitations on Liability and Indemnification of Officers and Directors

Certificate of Incorporation/Bylaws. Our certificate of incorporation contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. In addition, our bylaws provide, with certain exceptions, indemnification of our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

Indemnification Agreements. We also entered into separate indemnification agreements with our directors and some of our officers that provide them indemnification protection that is greater than the protection currently provided under Delaware General Corporation Law.

The indemnification agreements, among other things:

•

confirm the present indemnity provided by our bylaws and provide that this indemnity will continue despite future changes in our bylaws, as the indemnification agreements will be our contractual obligations, unlike our bylaws which may be amended by our stockholders or our board;

•

provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by us or in our own right, on account of service as our director, officer, employee, attorney or agent or any of our subsidiaries or any other company or enterprise at our request;

•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;

•

continue in force so long as the individual continues to serve in such capacity on our behalf and cover liabilities related to his activities in any such capacity regardless of future changes to our corporate documents;

•

provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;

•

provide protection during the determination process in the event there is a change of control of us or our board and grant our directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and

•

except as discussed below with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on our records or upon information supplied by our officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle our directors or officers to indemnification under the indemnification agreements.

However, a director or officer is not entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests.

In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of our securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.

Employment Agreements. The employment agreements of certain of our officers provide for indemnification to such officers by us to the fullest extent permitted by our bylaws or applicable law.

Liability Insurance. We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders, in the amount of $17.0 million.

Registration Rights Agreement. Under the registration rights agreement, selling securityholders have agreed to indemnify us, as well as our directors, officers and controlling persons, against certain civil liabilities, including liabilities arising under the Securities Act.

SEC Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or our controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock trades on the NASDAQ Global Select Market under the symbol “GSIC”.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes the material U.S. federal income tax consequences, as of the date hereof, of the ownership, sale, conversion or other disposition of the notes and the shares of common stock into which the notes may be converted. This summary deals only with notes and shares of common stock held as capital assets. This summary does not deal with special situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose functional currency is not the U.S. dollar;

•	investors in pass-through entities;

•	former citizens or residents of the U.S. who are subject to the tax on expatriates;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result, prospectively or retroactively, in U.S. federal income tax consequences different from those discussed below.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a foreign or domestic partnership that holds the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or who meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock that is not a U.S. holder or a foreign or domestic partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of notes or common stock. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as defined under the Code. Each such entity should consult its tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to it.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) would not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. (See “Dividends” below).

Market Discount and Bond Premium

If a U.S. holder has purchased a note for an amount less than its adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including in the case of the notes, any market discount accrued on the related note). A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, a U.S. holder’s tax basis in any such note will increase by such inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If a U.S. holder does not make such an election, in general, all or a portion of such holder’s interest expense on any indebtedness incurred or continued in order to purchase or carry any such notes may be deferred until the maturity of the note or certain earlier dispositions. Unless a U.S. holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the note to its maturity date.

If a U.S. holder purchased the note for an amount that is greater than its face value, such holder generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium generally can only offset interest income on such note and generally may not be deducted against other income. A U.S. holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

The rules regarding market discount and bond premium are complex. U.S. holders are urged to consult their own tax advisors regarding the application of such rules.

Sale, Exchange, Redemption, or other Disposition of Notes

Except as provided below under “Conversion of Notes into Cash, Common Stock or a Combination of Cash and Common Stock,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Conversion Rights—Exchange in Lieu of Conversion”) equal to the difference between (i) the amount realized (that is, the amount of cash proceeds and the fair market value of any property received upon the sale, exchange, redemption or other disposition), other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income) and (ii) your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note, less any principal payments received on the note plus the aggregate amount of any deemed dividends you have previously included in income in respect of the note (as described above under “Constructive Dividends”). Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Cash, Common Stock or a Combination of Cash and Common Stock

The tax consequences to you of a conversion of the notes will depend upon whether we elect to deliver cash or a combination of cash and our common stock. If we elect to deliver cash, your tax treatment will be taxable in the same manner as described under “Sale, Exchange, Redemption, or other Disposition of Notes,” above.

If we do not make the election to deliver cash or a combination of cash and our common stock, you generally will not recognize gain or loss on the conversion of a note into common stock (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Conversion Rights—Exchange in Lieu of Conversion”) except with respect to any cash received in lieu of a fractional share. Your holding period for the common stock received upon conversion will include the period during which the note was held by you, and your aggregate tax basis in the common stock received upon conversion will be equal to your adjusted tax basis in the note at the time of conversion, less any portion allocable to the fractional share.

If we make the election to deliver a combination of cash and common stock upon conversion, the conversion of notes (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Conversion Rights—Exchange in Lieu of Conversion”) should be treated as a recapitalization, although the tax treatment is not entirely clear. If a combination of cash and common stock is received in exchange for your notes upon conversion, you will recognize gain, but not loss, equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as ordinary interest income, and cash in lieu of a fractional share) over your adjusted tax basis in the note, but in no event would the gain recognized exceed the amount of cash received. Alternatively, if the conversion into cash and common stock is not treated as a recapitalization, it may be treated as in part payment in redemption of a portion of the note and in part a conversion of a portion of the note into common stock. You should consult your tax advisor regarding the proper treatment of conversion into a combination of cash and common stock.

You will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the portion of your tax basis in the note that is attributable to such fractional share. This gain or loss will be capital gain or loss and will be taxable in the same manner as described under “Sale, Exchange, Redemption, or other Disposition of Notes,” above.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion and the ownership of our common stock.

Dividends

If you exchange a note for common stock upon conversion, and if we subsequently make a distribution in respect of that stock (other than a dividend in the form of additional shares of our common stock), the distribution will be treated as a dividend, taxable as ordinary income to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. U.S. corporations generally would be entitled to claim a dividends received deduction equal to a portion of any dividends received, subject to certain holding period, taxable income and other limitations and conditions. Eligible dividends received by a non-corporate holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A holder generally will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Sale or Other Disposition of Common Stock

Upon the sale or other disposition of our common stock received upon conversion of a note, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) your adjusted tax basis in our common stock. That capital gain or loss will be long-term if your holding period in respect of such common stock is more than one year. For non-corporate U.S. holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

Payments of Interest

The 30-percent U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that

•

you do not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” within the meaning of section 957(a) of the Code with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person within the meaning of the Code (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special “look-through” rules apply to non-U.S. holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30-percent U.S. federal withholding tax, unless you provide us with a properly executed (i) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, then, although exempt from the withholding tax discussed above (provided that you provide a properly executed applicable IRS form on or before any payment date to claim the exemption), you will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Payments of Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Dividends” above) will be subject to withholding tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, if a tax treaty applies, in the view of the Internal Revenue Service, are attributable to a permanent establishment in the U.S., are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (see “Dividends” above). Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate must satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S., and, if an income tax treaty applies, is attributable to a permanent establishment in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Goldman in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Goldman to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and any and all of the shares of common stock issuable upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledges, donees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth: (i) the name of each selling securityholder, (ii) the principal amount at maturity of the notes beneficially owned by such selling securityholder that may be offered pursuant to this prospectus, (iii) the number of shares of our common stock beneficially owned by such selling securityholder prior to the offering, (iv) the number of shares of our common stock into which the notes beneficially owned by such selling securityholder are convertible that may be offered pursuant to this prospectus and (v) the number of shares of common stock, if any, beneficially owned by such selling securityholder upon completion of the offering. In the table below, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 33.3333 shares of common stock per $1,000 principal amount of the notes. The number of shares of common stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholders through September 5, 2007. Information concerning the selling securityholders may change from time to time. Because a selling securityholder may from time to time sell all or a portion of the notes and shares of common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the principal amount of the notes and the number of shares of common stock that the selling securityholder will hold upon consummation of any sales. The information presented assumes that all of the selling securityholders will: (i) sell all of the notes beneficially owned by them and offered pursuant to this prospectus or (ii) fully convert the notes for shares of our common stock and sell all shares of our common stock that they will have received pursuant to such conversion. In addition, since the date on which selling securityholders provided this information to us, such selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their respective notes or shares of common stock issuable upon conversion of the notes.

	Notes Beneficially Owned and Being Offered		Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned and Being Offered		Shares of Common Stock Beneficially Owned upon Completion of the Offering
Name	Principal Amount ($)%		Number (1)	% (2)(3)	Number (1)	% (2)(3)	Number	% (2)
Bancroft Fund Ltd. (6)	1,000,000	*	33,333	*	33,333	*	—	—
CC Arbitrage, Ltd. (5)(7)	1,000,000	*	33,333	*	33,333	*	—	—
Citadel Equity Fund Ltd. (5)(8)	32,000,000	21.3	1,396,516	2.9	1,066,665	2.2	329,851	*
Ellsworth Fund Ltd. (9)	1,000,000	*	33,333	*	33,333	*	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series (10)	1,100,000	*	36,666	*	36,666	*	—	—
Investcorp Interlachen Multi-Strategy Master Fund Limited (5)(11)	5,000,000	3.3	166,666	*	166,666	*	—	—

	Notes Beneficially Owned and Being Offered		Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned and Being Offered		Shares of Common Stock Beneficially Owned upon Completion of the Offering
Name	Principal Amount ($)%		Number (1)	% (2)(3)	Number (1)	% (2)(3)	Number	% (2)
Partners Group Alternative Strategies PCC Limited, Red Delta Cell (12)	880,000	*	29,333	*	29,333	*	—	—
Quattro Fund Ltd. (13)	8,360,000	5.6	278,666	*	278,666	*	—	—
Quattro Multistrategy Masterfund LP (14)	660,000	*	21,999	*	21,999	*	—	—
Silvercreek Limited Partnership (15)	4,000,000	2.7	133,333	*	133,333	*	—	—
Silvercreek II Limited (16)	2,500,000	1.7	83,333	*	83,333	*	—	—
Thomas Weisel Partners, LLC (4)(17)	10,000,000	6.7	333,333	*	333,333	*	—	—
Topaz Fund (5)(18)	2,000,000	1.3	66,666	*	66,666	*	—	—

*	Less than 1%
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate is subject to adjustment as described under “Description of the Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(1) under the Exchange Act, using 46,595,326 shares of common stock outstanding as of August 31, 2007.
(3)	In calculating this number for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s 2.5% notes and 3% convertible notes, as applicable, but we did not assume conversion of any other holder’s notes.
(4)	The selling securityholder is a broker-dealer.
(5)	The selling securityholder is an affiliate of a broker-dealer.
(6)	The selling securityholder is a publicly held investment company.
(7)	An investment manager under a management agreement, Castle Creek Arbitrage LLC, may exercise voting and dispositive powers with respect to the securities owned by CC Arbitrage, Ltd. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Castle Creek Arbitrage LLC and Messrs. Asher and Weine disclaim beneficial ownership of the securities owned by CC Arbitrage, Ltd.
(8)	Citadel Limited Partnership, referred to as “CLP,” is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C., referred to as “CIG,” controls CLP. Kenneth C. Griffin controls CIG and, therefore, has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd. The number of shares of common stock beneficially owned prior to the offering includes 329,851 shares of common stock issuable upon conversion of our 3% convertible notes.
(9)	The selling securityholder is a publicly held investment company.
(10)	Gary Crowder exercises voting and/or dispositive powers with respect to the securities listed in the table.
(11)	Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited, referred to as “Investcorp,” and has voting and investment discretion over securities held by Investcorp. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp. Andrew Fraley disclaims beneficial ownership of the securities held by Investcorp.
(12)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley exercise voting and/or dispositive powers with respect to the securities listed in the table.
(13)	Andrew Kaplan, Brian Swain and Louis Napoli exercise voting and/or dispositive powers with respect to the securities listed in the table.
(14)	Andrew Kaplan, Brian Swain and Louis Napoli exercise voting and/or dispositive powers with respect to the securities listed in the table.

(15)	Louise Morwick, Bryn Joynt and Chris Witkowski exercise voting and/or dispositive powers with respect to the securities listed in the table.
(16)	Louise Morwick, Bryn Joynt and Chris Witkowski exercise voting and/or dispositive powers with respect to the securities listed in the table.
(17)	Alfrad Higvera exercises voting and/or dispositive powers with respect to the securities listed in the table.
(18)	Robert Marx exercises voting and/or dispositive powers with respect to the securities listed in the table.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of transactions, which may involve crosses or block transactions, including the following:

•

in market transactions, including transactions on a national securities exchange or quotation service, on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market (i.e., in privately negotiated transactions);

•	through the writing of options; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may donate and pledge offered securities, in which case the donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this prospectus, subject to such donee, pledgee or other successor in interest being named as a selling securityholder by way of a supplement or post-effective amendment to the prospectus if so required by the SEC rules and regulations.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities under the U.S. securities laws.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers or pursuant to an exemption from registration or licensing that is available and complied with. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period. We may, upon written notice to all holders of notes, postpone having the shelf registration statement, of which this prospectus is a part, declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest will accrue on the notes if, on or prior to the 180th day following July 2, 2007, the shelf registration statement is not declared effective. See “Description of the Notes—Registration Rights.”

LEGAL MATTERS

Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes have been passed upon for us by Blank Rome LLP.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of GSI Commerce, Inc. and subsidiaries incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph referring to adoption of Statement of Financial Accounting Standards No. 123R “Share-Based Payment”, effective January 1, 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

In addition, we make available on our web site at http://www.gsicommerce.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on our web site, available by hyperlink from our web site or on the SEC’s web site, is not incorporated into this prospectus or documents we file with, or furnish to, the SEC.

INCORPORATION BY REFERENCE

We are incorporating by reference in this prospectus the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) until we sell all the notes offered by this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed on March 13, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 9, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 8, 2007;

•	Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders filed on April 30, 2007;

•	Current Reports on Form 8-K filed on June 19, 2007, June 26, 2007, June 27, 2007, July 3, 2007, July 5, 2007 and August 17, 2007; and

•	The description of our Preferred Stock Purchase Rights set forth in our registration statement on Form 8-A (File No. 000-16611) filed with the Commission on April 6, 2006.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

Attention: Investor Relations

(610) 491-7000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, are as follows:

Securities and Exchange Commission (“SEC”) registration fee (actual)	$4,605
Printing fees and expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	30,000

Total	$94,605

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of such action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses that the court deems proper despite such adjudication of liability in view of all the circumstances of the case.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) under Section 174 (relating to liability for unlawful purchases or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

(4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, GSI Commerce, Inc.’s amended and restated certificate of incorporation, as amended, eliminates liability of our directors for monetary damages to the fullest extent permitted under applicable law. GSI Commerce, Inc.’s bylaws also provide, with certain exceptions, for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

In addition, GSI Commerce, Inc. has entered into indemnification agreements with certain of its directors and officers, the form of which was approved by its stockholders. The indemnification agreements, among other things:

•

confirm the present indemnity provided by GSI Commerce, Inc.’s bylaws and provide that this indemnity will continue despite future changes in its bylaws, as the indemnification agreements will be its contractual obligations, unlike its bylaws which may be amended by its stockholders or its board;

•

provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by GSI Commerce, Inc. or in its own right, on account of service as its director, officer, employee, attorney or agent or any of its subsidiaries or any other company or enterprise at its request;

•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;

•

continue in force so long as the individual continues to serve in such capacity on GSI Commerce, Inc.’s behalf and cover liabilities related to his activities in any such capacity regardless of future changes to its corporate documents;

•

provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;

•

provide protection during the determination process in the event there is a change of control of GSI Commerce, Inc. or its board and grant its directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and

•

except as discussed below with respect to violations of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on GSI Commerce, Inc.’s records or upon information supplied by its officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle its directors or officers to indemnification under the indemnification agreements.

However, a director or officer is not entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to GSI Commerce, Inc.’s best interests.

The employment agreements of certain officers of GSI Commerce, Inc. provide for indemnification to such officers by GSI Commerce, Inc. to the fullest extent permitted by its bylaws or applicable law.

GSI Commerce, Inc. has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to GSI Commerce, Inc. and its stockholders, in the amount of $17.0 million.

Under the Registration Rights Agreement, dated as of July 2, 2007 that GSI Commerce, Inc. entered into with Goldman, Sachs & Co., selling securityholders have agreed to indemnify GSI Commerce, Inc., as well as its directors, officers and controlling persons, against certain civil liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits.

Exhibit No.	Description
4.1	Form of 2.5% Convertible Senior Note due 2027 (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.2	Indenture dated as of July 2, 2007 between GSI Commerce, Inc. and The Bank of New York, as trustee (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.3	Registration Rights Agreement dated as of July 2, 2007 between GSI Commerce, Inc. and Goldman, Sachs & Co. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.4	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).

4.5	Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001 and incorporated herein by reference).

4.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).

4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

4.8	Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference)

4.9	Amended and Restated Bylaws of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2005 and incorporated herein by reference).

5.1	Opinion of Blank Rome LLP.

Exhibit No.	Description
10.1	Purchase Agreement dated June 27, 2007 between GSI Commerce, Inc. and Goldman, Sachs & Co. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

12.1	Statement re: Computation of Ratios.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

25.1	Statement of Eligibility of Trustee (Form T-1).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, GSI Commerce, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on September 7, 2007.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated. Each person below hereby constitutes and appoints each of Michael G. Rubin or Michael R. Conn, such person’s true and lawful attorney and agent, to do any and all acts and execute any and all instruments for such person and in such person’s name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable GSI Commerce, Inc. to comply with the Securities Act of 1933, and any SEC rules, regulations and requirements, in connection with this registration statement, including specifically, but without limitation, power and authority to sign amendments (including post-effective amendments) and any related registration statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

Signature	Title(s)	Date

/s/ Michael G. Rubin Michael G. Rubin	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	September 7, 2007

/s/ Michael R. Conn Michael R. Conn	Executive Vice President, Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	September 7, 2007

/s/ M. Jeffrey Branman M. Jeffrey Branman	Director	September 7, 2007

/s/ Michael J. Donahue Michael J. Donahue	Director	September 7, 2007

/s/ Ronald D. Fisher Ronald D. Fisher	Director	September 7, 2007

/s/ John A. Hunter John A. Hunter	Director	September 7, 2007

/s/ Mark S. Menell Mark S. Menell	Director	September 7, 2007

Signature	Title(s)	Date

/s/ Jeffrey F. Rayport Jeffrey F. Rayport	Director	September 7, 2007

/s/ Andrea M. Weiss Andrea M. Weiss	Director	September 7, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of 2.5% Convertible Senior Note due 2027 (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.2	Indenture dated as of July 2, 2007 between GSI Commerce, Inc. and The Bank of New York, as trustee (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.3	Registration Rights Agreement dated as of July 2, 2007 between GSI Commerce, Inc. and Goldman, Sachs & Co. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

4.4	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).

4.5	Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001 and incorporated herein by reference).

4.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).

4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

4.8	Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference)

4.9	Amended and Restated Bylaws of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2005 and incorporated herein by reference).

5.1	Opinion of Blank Rome LLP.

10.1	Purchase Agreement dated June 27, 2007 between GSI Commerce, Inc. and Goldman, Sachs & Co. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference).

12.1	Statement re: Computation of Ratios.

23.1	Consent of Deloitte & Touche LLP.

Exhibit No.	Description
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

25.1	Statement of Eligibility of Trustee (Form T-1).